UNITED STATES
SECURITIES EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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☐	Soliciting Material Pursuant to §240.14a-12

Angie’s List, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ANGIE’S LIST, INC.
1030 East Washington Street
Indianapolis, Indiana 46202

NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS TO BE HELD ON JUNE 14, 2016

To the Stockholders of Angie’s List, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (“Annual Meeting”) of Angie’s List, Inc., a Delaware corporation (the “Company”), will be held on Tuesday, June 14, 2016, at 10:00 a.m. EDT, virtually via the Internet at www.virtualshareholdermeeting.com/ANGI for the following purposes:

1.	To elect five Class II directors to hold office until the 2019 annual meeting of stockholders and until their respective successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

3.	To approve, by non-binding advisory vote, the compensation of our named executive officers; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Our Board of Directors has fixed the close of business on April 26, 2016 (“Record Date”) as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any postponements or adjournments of the meeting.

Our Board of Directors recommends that you vote FOR the election of the director nominees named in Proposal No. 1 of the Proxy Statement, FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 as described in Proposal No. 2 of the Proxy Statement, and FOR the approval, on an advisory basis, of the compensation of our named executive officers as described in Proposal No. 3 of the Proxy Statement.

This year we are electronically disseminating the Annual Meeting materials to some of our stockholders, as permitted under the “Notice and Access” rules approved by the Securities and Exchange Commission. Stockholders for whom Notice and Access applies will receive a Notice of Internet Availability of proxy materials containing instructions on how to access Annual Meeting materials via the Internet. The Notice also provides instructions on how to obtain paper copies if preferred.

The Board of Directors appreciates and encourages your participation in the virtual Annual Meeting. Regardless of whether you plan to participate in the virtual Annual Meeting, it is important that your shares be represented. Accordingly, please vote your shares by following the instructions contained in our proxy materials.

By Order of the Board of Directors

/S/ SHANNON M. SHAW
Shannon M. Shaw Chief Legal Officer & Corporate Secretary

Indianapolis, Indiana
April 29, 2016

AUDIT COMMITTEE REPORT	58
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	59
HOUSEHOLDING OF PROXY MATERIALS	60
OTHER MATTERS	60
ANNUAL REPORTS	60
EXHIBIT A	61
PROXY CARD	62

ANGIE’S LIST, INC.
1030 East Washington Street
Indianapolis, Indiana 46202

PROXY STATEMENT
FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS
June 14, 2016

The Board of Directors of Angie’s List, Inc. is soliciting your proxy to vote at the Annual Meeting of Stockholders to be held on June 14, 2016, at 10:00 a.m., EDT, and at any adjournment or postponement of that meeting (the “Annual Meeting”). We are pleased to inform you that this year's meeting will be a completely virtual meeting. You will be able to attend the Annual Meeting online, vote your shares electronically, and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/ANGI.

The Company's stockholders of record at the close of business on April 26, 2016 (the “Record Date”) are eligible to participate and vote at our Annual Meeting. The only voting securities of Angie’s List are shares of common stock, $0.001 par value per share (the “common stock”), of which there were 58,641,005 shares outstanding as of the Record Date (excluding any treasury shares). We need the holders of a majority of the outstanding shares of common stock entitled to vote, present in person or represented by proxy, to hold the Annual Meeting.

INTERNET AVAILABILITY OF ANNUAL MEETING MATERIALS

Under rules adopted by the U.S. Securities and Exchange Commission (“SEC), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the notice or to request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the notice. You will not receive a printed copy of the proxy materials unless you request one in the manner set forth in the notice. Internet distribution of proxy materials is designed to expedite receipt by stockholders, lower the cost of our Annual Meeting, and reduce the environmental impact of our Annual Meeting. We intend to mail the notice on or before May 5, 2016 to all stockholders of record entitled to vote at the Annual Meeting.

PARTICIPATING IN THE VIRTUAL ANNUAL MEETING

We will be hosting the Annual Meeting live over the Internet at www.virtualshareholdermeeting.com/ANGI. A summary of the information you need to participate in our Annual Meeting online is provided below:

•	Any stockholder can participate and listen to the Annual Meeting live over the Internet at www.virtualshareholdermeeting.com/ANGI;

•	Only stockholders as of the record date for the Annual Meeting, by using their 16-digit control number may vote or submit questions while participating in the live webcast of the Annual Meeting;

•	Instructions on how to participate in the Annual Meeting are posted at www.virtualshareholdermeeting.com/ANGI.

In this Proxy Statement, we refer to Angie’s List, Inc. as the “Company,” “Angie’s List,” “we” or “us” and the Board of Directors as the “Board.” When we refer to Angie’s List’s fiscal year, we mean the twelve-month period ending December 31 of the stated year. The mailing address of our principal executive office is 1030 East Washington Street, Indianapolis, Indiana 46202.

THE PROXY PROCESS AND STOCKHOLDER VOTING QUESTIONS AND
ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act on the matters outlined in the Notice of Annual Meeting on the cover page of this Proxy Statement, namely,

•	the election of five Class II directors to serve until our 2019 annual meeting of stockholders and until their respective successors are duly elected and qualified;

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

•	the approval, by non-binding advisory vote, of the compensation of our named executive officers; and

•	any other matters that may properly be presented at the Annual Meeting.

What are the date, time and place of the 2016 Annual Meeting?

We will hold the 2016 Annual Meeting on June 14, 2016 at 10:00 a.m., EDT, virtually via the Internet at www.virtualshareholdermeeting.com/ANGI.

What is Notice and Access?

In accordance with the e-proxy rules of the SEC, we will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record, and brokers, bank and other nominees (collectively, “nominees”) who hold shares on behalf of beneficial owners (also called “street name holders”) on or about April 26, 2016. The Notice describes the matters to be considered at the virtual Annual Meeting and how the stockholders can access the proxy materials online. It also provides instructions on how those stockholders can vote their shares. If you received the Notice, you will not receive a print version of the proxy materials, unless you request one. If you would like to receive a print version of the proxy materials, free of charge, please follow the instructions on the Notice. If you hold your shares in street name, you may request paper copies of the proxy statement and proxy card from your nominee by following the instructions on the notice your nominee provides you.

How can stockholders access and participate in the virtual Annual Meeting?

In order to access the virtual Annual Meeting, you must visit www.virtualshareholdermeeting.com/ANGI, and you will be asked to provide your 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/ANGI. Information contained on this website is not incorporated by reference into this Proxy Statement or any other report we file with the SEC.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 26, 2016 will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 58,641,005 shares of common stock outstanding and entitled to vote (excluding any treasury shares).

Stockholder of Record: Shares Registered in Your Name

If, at the close of business on April 26, 2016, your shares were registered directly in your name with Angie’s List’s transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote by participating in, and voting during, the Annual Meeting, or you may vote by proxy. Whether or not you plan to participate in the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, at the close of business on April 26, 2016, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to participate in the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares during the Annual Meeting unless you request, complete and deliver the proper documentation provided by your broker, bank or other holder of record.

How do I vote?

For the election of directors, you may either vote “For” the five nominees or you may “Withhold” your vote for any nominee you specify. For the ratification of the appointment of our independent auditors and the advisory vote on executive compensation, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote through the Internet during the virtual Annual Meeting. Alternatively, you may vote by proxy by mailing the accompanying proxy card or by voting over the Internet or by telephone. Whether or not you plan to participate in the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still participate in the Annual Meeting and vote during the Annual Meeting. In such case, your previously submitted proxy will be disregarded.

•
To vote using the proxy card, simply complete, sign and date the accompanying proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote by proxy over the Internet, follow the instructions provided on the proxy card.

•	To vote by telephone, follow the instructions provided on the proxy card.

•	To vote during the virtual Annual Meeting, follow the instructions available on the Internet.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply follow the instructions on the voting instruction card to ensure that your vote is counted. To vote during the Annual Meeting, follow the instructions from your broker, bank or other agent included with these proxy materials.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the proxy is exercised at the Annual Meeting.

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy (by Internet, telephone or mail) with a later date.

•	You may send a written notice that you are revoking your proxy to Angie’s List’s Corporate Secretary at 1030 East Washington Street, Indianapolis, Indiana 46202.

•
You may vote by Internet while participating in the virtual Annual Meeting (participating in the Annual Meeting by itself will not revoke your proxy unless you also vote through the Internet during the virtual Annual Meeting).

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

What are the recommendations of the Board?

Our Board recommends that you vote:

“FOR” the election of the five (5) Class II director nominees;

“FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and

“FOR” approval of the compensation of the named executive officers.

What if I return a proxy card but do not make specific choices?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and you indicate that you wish to vote as recommended by our Board, or you return a signed proxy card but do not specify how you wish to vote, then your shares will be voted “FOR” all of the director nominees and “FOR” Proposals Nos. 2 and 3. If you indicate a choice with respect to any matter to be acted upon on your proxy card, your shares will be voted in accordance with your instructions on such matter.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of Angie’s List shares held in street name and do not provide the organization that holds your shares with voting instructions, your broker or other nominee may vote your shares only on those proposals on which it has discretion to vote; if your broker or nominee does not have discretion to vote, your returned proxy will be considered a “broker non-vote.” Broker non-votes will be considered as represented for purposes of determining a quorum but are not counted for purposes of determining the number of votes cast with respect to a particular proposal. Your broker or nominee does not have discretion to vote your shares on non-routine matters such as the election of directors and advisory votes on the compensation of our named executive officers (Proposals Nos. 1 and 3). However, we believe your broker or nominee does have discretion to vote your shares on routine matters such as Proposal 2.

What is the vote required to approve the proposals and how are abstentions and broker non-votes treated?

With respect to Proposal No. 1, the election of directors, directors are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors. This means that the five directors receiving the highest number of votes will be elected. With respect to Proposals Nos. 2 and 3, the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on each proposal is required for approval.

In accordance with Delaware law, only votes cast “For” a matter constitute affirmative votes. A properly executed proxy marked “abstain” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. If stockholders abstain from voting, including brokers holding their clients’ shares of record who cause abstentions to be recorded, these shares will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. Abstentions will have no effect with regard to Proposal No. 1, as approval of a percentage of shares present or outstanding is not required for this proposal, and with regard to Proposals Nos. 2 and 3, will have the same effect as an “Against” vote.

If your shares are held by a broker on your behalf (that is, in “street name”), and you do not instruct the broker as to how to vote these shares on Proposals Nos. 1 and 3, the broker may not exercise discretion to vote for or against those proposals. This would be a “broker non-vote,” and these shares will not be counted as having been voted on the applicable proposal. However, “broker non-votes” will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present and, with regard to Proposals Nos. 2 and 3, whether those Proposals are approved. With respect to Proposal No. 2, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your bank or broker so your vote can be counted.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority of the outstanding shares of common stock entitled to vote are present in person or represented by proxy at the Annual Meeting. On the Record Date, there were 58,641,005 shares issued and outstanding and entitled to vote. Accordingly, at least 29,320,503 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you properly cast your vote in person at the meeting, electronically or telephonically, or a proxy card is properly submitted by you or on your behalf. Votes “For,” “Withhold” and “Against,” and proxies received but marked as “abstentions” and “broker non-votes,” will each be counted as present for purposes of determining the presence of a quorum. If there is no quorum, either the chairperson of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting to another time or place.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

Who counts the votes?

Broadridge Financial Services, Inc. (“Broadridge”) is engaged as our independent agent to tabulate stockholder votes. If you are a stockholder of record, your executed proxy card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a broker, bank or other agent, that organization returns one proxy card to Broadridge on behalf of all its clients.

Why a virtual annual meeting?

We are excited to utilize technology to provide expanded access, improved communication and cost savings for our stockholders and the Company. We believe that hosting a virtual annual meeting will enable increased stockholder attendance and participation since stockholders can participate from any location.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. We hired DF King & Co. Inc., an ASTOne Company, to help us solicit proxies. We expect to pay DF King a solicitation fee of $7,500, plus additional costs and expenses capped at $5,000.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the proxy cards and voting instruction cards, or follow the instructions for any alternative voting procedure on each of the proxy cards and voting instruction cards you receive.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 10, 2017 to Angie’s List’s Secretary at 1030 East Washington Street, Indianapolis, Indiana 46202. If you wish to submit a proposal that is not to be included in next year’s proxy materials pursuant to the SEC’s shareholder proposal procedures or to nominate a director, you must do so between February 14, 2017 and March 16, 2017; provided that if the date of the annual meeting is earlier than May 15, 2017 or later than August 23, 2017, you must give notice no earlier than 120 days prior to such annual meeting date and no later than the later of 70 days prior to the date of the meeting or the 10th day following the day of public announcement of the annual meeting date by Angie’s List. You are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Will the 2016 Annual Meeting be webcast?

Yes. You may attend the Annual Meeting virtually at www.virtualshareholdermeeting.com/ANGI, where you will be able to vote electronically and submit questions during the meeting. A webcast replay of the Annual Meeting will also be archived on that website until the earlier of (i) June 14, 2017 or (ii) the date of our 2017 annual meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO PARTICIPATE IN THE MEETING,
PLEASE VOTE AS SOON AS POSSIBLE.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s Amended and Restated Certificate of Incorporation currently provides for a Board of Directors divided into three classes, designated Class I, Class II and Class III.

The Board currently consists of twelve directors, divided into the following three classes:

•	Class I directors: John H. Chuang, Scott A. Durchslag and Thomas R. Evans, whose current terms will expire at the 2018 annual meeting of stockholders;

•	Class II directors: George D. Bell, Angela R. Hicks Bowman, Steven M. Kapner, David B. Mullen and Michael D. Sands, whose current terms will expire at the Annual Meeting to be held this June; and

•	Class III directors: Mark Britto, Michael S. Maurer, H. Eric Semler and Susan E. Thronson, whose current terms will expire at the 2017 annual meeting of stockholders.

The five Class II directorships are up for election at the 2016 Annual Meeting of stockholders. Messrs. Bell, Kapner, Mullen and Sands and Ms. Hicks Bowman were nominated for reelection as Class II directors, and each agreed to stand for reelection. Each director to be elected will hold office from the date of their election by the stockholders until the third subsequent annual meeting of stockholders and until his or her successor is elected and has been qualified, or until such director’s earlier death, resignation or removal.

The nominees were selected by the Board upon the recommendation of the Nominating and Corporate Governance Committee. Each of the nominees has a record of integrity, a strong professional reputation and a record of entrepreneurial or managerial achievement. The specific experience, qualifications, attributes and skills of each nominee that led the Board to conclude that the individual should serve as a director are described in each nominee’s biography below.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five (5) nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote on the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” THE ELECTION OF EACH NAMED NOMINEE.

The following table sets forth, for the Class II nominees and our other current directors who will continue in office after the Annual Meeting, information with respect to their ages as of the date hereof and position/office held with the Company:

Name	Age	Position/Office Held With the Company	Director Since

Class I Directors whose terms expire at the 2018 annual meeting of Stockholders
John H. Chuang (3)	50	Chairman of the Board	1996
Scott A. Durchslag	50	President, Chief Executive Officer and Director	2015
Thomas R. Evans (2)	61	Director	2016

Class II Directors whose terms expire at the 2016 Annual Meeting of Stockholders
George D. Bell (1)	59	Director	2016
Angela R. Hicks Bowman	43	Chief Marketing Officer and Director	2013
Steven M. Kapner (2)	50	Director	2008
David B. Mullen (1)	65	Director	2014
Michael D. Sands	49	Director	2016

Class III Directors whose terms expire at the 2017 annual meeting of Stockholders
Mark Britto (2)(3)	51	Director	2011
Michael S. Maurer (1)(3)	73	Director	2012
H. Eric Semler (3)	51	Director	2016
Susan E. Thronson (1)(2)	54	Director	2012

(1) Member of the Audit Committee of the Board.
(2) Member of the Compensation Committee of the Board.
(3) Member of the Nominating and Corporate Governance Committee of the Board.

Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the Annual Meeting. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as directors.

Nominees for Election to a Three-Year Term Expiring at the 2019 Annual Meeting of Stockholders

George D. Bell, has served on our Board since February 2016. From 2005 to 2015, Mr. Bell served in various roles at General Catalyst Partners, a venture capital firm, including Managing Director and Executive in Residence. From 2010 to 2013, Mr. Bell served as Chief Executive Officer of Jumptap, a mobile ad tech company, which was sold to Millennial Media/AOL. From 2001 to 2005, Mr. Bell served as President and Chief Executive Officer of Upromise, a loyalty program designed to help families save for college, which was sold to Sallie Mae. From 2003 to 2009, Mr. Bell was Chairman of the Board of Harris Interactive (NASDQ: HPOL), which was sold to Nielsen. From 1995 to 2001, Mr. Bell served as CEO of Excite@Home (NASDAQ: ATHM) and CEO of Excite (NASDAQ: XCIT). Mr. Bell serves on the boards of the following companies: Visible Measures, a video ad and measurement platform; Place IQ, a location data company working across media and enterprise; John Wiley and Sons (NYSE: JW-A), a large publisher and education software provider; and Coach Up, a marketplace for 1:1 sports coaching. Mr. Bell has won four Emmy awards for producing and writing outdoor and adventure documentaries. Mr. Bell graduated from Harvard College in 1980 and was an All-American squash player. We believe that Mr. Bell is qualified to serve on our Board due to his executive experience with technology companies, as well as his investment experience. His innovative and entrepreneurial attributes will provide valuable insight to our Board and is aligned with our unique culture.

Angela R. Hicks Bowman, who goes by Angie Hicks, is our co-founder, has served as our Chief Marketing Officer since May 2000 and has served on our Board since March 2013. As the sole employee in June 1995, Ms. Hicks Bowman started what would become Angie’s List in Columbus, Ohio, serving as President from our inception in June 1995 until December 1998. She took a leave of absence from her position as President from December 1998 to May 2000 to pursue a Master of Business Administration. Ms. Hicks Bowman holds a Bachelor of Arts in Economics from DePauw University and a Master of Business Administration from Harvard Business School. We believe that Ms. Hicks Bowman is qualified to serve on our Board due to the leadership and operational experience she brings as our Chief Marketing Officer, the historical knowledge and continuity she brings as our co-founder and her unique perspective as the public face of the Company.

Steven M. Kapner has served on our Board since April 2008. Mr. Kapner currently serves as Managing Director of Aquent LLC, a leading marketing staffing firm, which he co-founded in 1986. At Aquent, he has held various positions, including Chief Financial Officer, General Manager of an internal technology start-up and President of two operating divisions. He currently runs Aquent’s operations in Japan. He has managed venture capital investments for Harvard University’s endowment fund and worked as a strategy consultant for the Boston Consulting Group. Mr. Kapner holds a Bachelor of Arts in History and a Master of Business Administration, both from Harvard University. We believe that Mr. Kapner is qualified to serve on our Board due to his deep operating and leadership experience, his financial management experience as Aquent’s Chief Financial Officer and his global perspective.

David B. Mullen has served on our Board since June 2014. Mr. Mullen is currently an independent consultant. From 2002 until January 2010, he was Executive Vice President and Chief Financial Officer of NAVTEQ (NASDAQ: NAV), a provider of digital map data for in-vehicle, portable, wireless and enterprise solutions. Mr. Mullen currently serves as a director of both Mattersight Corporation and Avid Technology, Inc. We believe that Mr. Mullen is qualified to serve on our Board due to his extensive financial expertise and experience as a chief financial officer of four public companies, as well as his accomplished history of working with global, public companies in the technology industry.

Michael D. Sands has served on our Board since March 2016. Mr. Sands is Chief Executive Officer of Signal Digital, Inc., a global leader in real-time, cross-channel marketing technology, which he co-founded in 2010. Prior to joining Signal, Mr. Sands was a partner on the private equity team of The Pritzker Group. Mr. Sands was also part of the original Orbitz management team and held the positions of Chief Marketing Officer and Chief Operating Officer. Mr. Sands has also held management roles at General Motors Corporation and Leo Burnett. Mr. Sands holds a Bachelor of Science degree in Communications from Northwestern University and a Masters in Management degree from the J.L. Kellogg School of Management. Our Board selected Mr. Sands due to his extensive experience with digital marketing and technology as well as his deep understanding of the importance of top-quality technical design, cross-channel integrated marketing strategies and building a strong brand.

Directors Continuing in Office Until the 2017 Annual Meeting of Stockholders

Mark Britto has served on our Board since September 2011. Mr. Britto currently serves as President and Chief Executive Officer of Boku, Inc., a mobile online payments company, a position he has held since January 2009. He also currently serves on the boards of directors of a number of privately-held technology companies. Prior to joining Boku, Inc., Mr. Britto served as President and Chief Executive Officer of Ingenio Inc., a service marketplace and performance advertising company acquired by AT&T Inc. in 2007, from July 2002 to December 2008. In 1998, Mr. Britto co-founded Accept.com Financial Services Corporation, an online payments company that was acquired by Amazon.com, Inc. (NASDAQ: AMZN) in June 1999. From June 1999 until June 2002, Mr. Britto served as Senior Vice President, Worldwide Services and Sales, at Amazon. Mr. Britto began his career in senior credit and risk management roles at First USA and NationsBank, N.A. Mr. Britto holds a Bachelor of Science in Industrial Engineering and Operations Research and a Masters of Science in Operations Research, both from the University of California, Berkeley. We believe that Mr. Britto is qualified to serve on our Board due to his experience as a chief executive officer of technology companies, including an online payment company, and his perspective as a Silicon Valley technology entrepreneur.

Michael S. Maurer has served on our Board since February 2012. Mr. Maurer has served as Chairman of the Board of The National Bank of Indianapolis Corporation, a financial institution he founded in 1993, and its wholly-owned subsidiary, The National Bank of Indianapolis, since 1993. He also has served as Chairman of the Board of IBJ Corp., a publishing company which owns The Indianapolis Business Journal, since 1990, where he also served as Chief Executive Officer from 1990 to 2014. Since 2013, Mr. Maurer has served as Chairman of the Board of Arcamed, LLC. Also since 2013, Mr. Maurer has served as a member of the board of directors for Home Health Depot. Mr. Maurer served as President of the Indiana Economic Development Corporation from 2005 to 2006 and also served as Indiana Secretary of Commerce in 2006. From 1991 to 1992, he served as a director and member of the Executive Committee of Merchants National Bank/National City Bank, Indianapolis, Indiana, a financial institution. Mr. Maurer was self-employed as an attorney from 1969 to 1988. Mr. Maurer holds a Bachelor of Science in accounting from the University of Colorado and a Juris Doctor degree from the Indiana University Maurer School of Law. He successfully completed the CPA examination. We believe that Mr. Maurer is qualified to serve on our Board due to his financial experience as well as his extensive leadership experience serving on the boards of other companies.

H. Eric Semler has served on our Board since February 2016. Mr. Semler is the Founder and President of TCS Capital Management, an investment fund focused on media, technology and communications companies. He founded TCS in 2001, and within several years it was one of the largest independent funds focused on media and communications equities. Mr. Semler has been an investor in Angie's List since 2011- before it became a public company. He began his career as a journalist working for The New York Times in New York and for the Moscow News in Russia. Mr. Semler is the co-founder and chairman of the nonprofit Bronx Baseball Dreams organization, and is a director for the Van Cortlandt Park Conservancy. He has served on the boards of Geeknet .com, dealtime.com, Classic Media, Channel 13/WNET TV, WNYC Radio, Wave Hill and the Dwight School. Mr. Semler has co-authored two books published by Harper Collins: The Language of Nuclear War, and The Harper Collins Businessman's Guide to Moscow. Mr. Semler received a Bachelor of Arts from Dartmouth College, and a Juris Doctor and a Master of Business Administration from Harvard University. We believe that Mr. Semler is qualified to serve on our Board due to his financial and executive experience with various companies, particularly in the areas of technology, media and e-commerce, as well as the relationship between the Board and stockholders.

Susan E. Thronson has served on our Board since November 2012. Ms. Thronson has served on the Board of Sonic Corp. (NASDAQ: SONC) since April 2015. Ms. Thronson served as Senior Vice President, Global Marketing, at Marriott International, Inc. (NASDAQ: MAR), a worldwide operator, franchisor and licensor of hotels and corporate housing properties, a position she held from July 2005 to July 2013. At Marriott, Ms. Thronson held a variety of marketing management positions, including Senior Vice President, International Marketing, International Lodging Organization, from January 1997 to June 2005. Prior to joining Marriott, Ms. Thronson served as an Account Supervisor at McCann-Erickson Worldwide. Ms. Thronson holds a Bachelor of Arts in Journalism from the University of Nevada-Reno. We believe that Ms. Thronson is qualified to serve on our Board due to her extensive global and brand marketing expertise as well as her leadership experience working with global operations.

Directors Continuing in Office Until the 2018 Annual Meeting of Stockholders

John H. Chuang has served on our Board since April 1996. Mr. Chuang co-founded, and since 1986 has served as Chief Executive Officer of, Aquent LLC, a leading marketing staffing firm. Mr. Chuang holds a Bachelor of Arts in Economics and a Master of Business Administration, both from Harvard University. We believe that Mr. Chuang is qualified to serve on our Board due to his leadership and business development experience, his broad understanding of the operational, financial and strategic issues facing growing companies and the perspective he brings as an affiliate of our largest stockholder.

Scott A. Durchslag has served as our President and Chief Executive Officer and as a member of our Board since September 2015. Prior to joining the Company, Mr. Durchslag served as President, Global e-Commerce and Marketing at Best Buy Co. Inc. (NYSE: BBY), a consumer electronics retailer, from 2012 to 2014. In that role, he led the transformation of the company's global e-commerce business and was responsible for a $3 billion P&L. He also had responsibility for developing Best Buy's retail multichannel experience, the My Best Buy credit card/loyalty program and corporate-wide marketing initiatives. Prior to joining Best Buy, Mr. Durchslag was President of Expedia Worldwide (NASDAQ: EXPE), a leading global online travel agency, from 2011 to 2012, where he was responsible for managing the overall strategy, product development, marketing and operations of its 27 sites around the world with a focus on increasing Expedia's global footprint and driving innovation to gain share. From 2008 to 2009, Mr. Durchslag was Chief Operating Officer at Skype Global S.à r.l., a worldwide provider of software and mobile communications services. Before joining Skype, Mr. Durchslag was on the management team of Motorola Inc.'s mobile devices business, beginning in 2002. Among his roles, Mr. Durchslag was Corporate Vice-President of Global Product & Experience Invention, where he led product strategy, innovation, intellectual property, product design, user interfaces, consumer experiences (music, video, imaging, productivity and mobile internet), partnerships, product marketing and customer care. At Motorola, he was also part of the team that enabled Motorola's market share to double, launched its then leading RAZR product and created strategic partnerships with other technology leaders, including Google and Microsoft. Earlier, Mr. Durchslag worked at software startups in Silicon Valley, one of which was Grand Central Networks which was later purchased by Google. A former McKinsey & Company partner, Mr. Durchslag has more than 20 years in the technology industry and has served technology clients in the U.S., Greater China and South Asia. He is one of the youngest partners ever elected at McKinsey, achieving this distinction in only four years. He graduated Phi Beta Kappa from the University of Chicago and received a Master of Business Administration from Harvard Business School. We believe that Mr. Durchslag is qualified to serve on our Board due to his strategic and managerial experience as well as an in-depth knowledge of the Company's business and operations.

Thomas R. Evans has served on our Board since February 2016. Mr. Evans was the President and Chief Executive Officer of Bankrate, Inc. (NYSE: RATE), an internet publisher of consumer financial content and rate information from 2004 through 2013. In 2009, Mr. Evans took that company through a $580 million go-private transaction with Apax Partners, a London-based private equity firm. Less than two years later, Evans led the company through a $1.5 billion initial public offering. Mr. Evans also served on that company’s board of directors before retiring as CEO and from the board at the end of 2013. In 2014 and 2015 Mr. Evans served as an Advisor to the Board of Bankrate. From 1999 to 2003, Mr. Evans served as Chairman and Chief Executive Officer of Official Payments Corp., an internet company specializing in processing consumer credit card payments for government taxes, fees and fines online. From March 1998 to June 1999, Mr. Evans was President and Chief Executive Officer of GeoCities Inc., a community of personal Websites on the Internet. Prior to his Internet experience, Mr. Evans was a 20 year veteran of the magazine business. From January 1991 to February 1998, Mr. Evans was President and Publisher of U.S. News & World Report. In addition to his duties at U.S. News & World Report, Mr. Evans served as President of The Atlantic Monthly (1996 - 1998) and as President and Publisher of Fast Company (1995 - 1998), a magazine launched in 1995. Mr. Evans also serves as a director of Shutterstock, Inc. (NYSE: SSTK). Mr. Evans received a Bachelor of Science degree in Business Administration from Arizona State University. We believe that Mr. Evans is qualified to serve on our Board due to his extensive experience in the media and Internet industries and service as Chief Executive Officer of three public companies.

EXECUTIVE OFFICERS

Our executive officers (other than Mr. Durchslag and Ms. Hicks Bowman) and their ages as of the date hereof and positions are as follows:

Name	Age	Position
Thomas R. Fox	41	Chief Financial Officer
J. Mark Howell	51	Chief Operating Officer
Darin E. Brown	48	Chief Technology Officer
Shannon M. Shaw	41	Chief Legal Officer & Corporate Secretary
Charles Hundt	42	Chief Accounting Officer

Thomas R. Fox has served as our Chief Financial Officer since September 2013. Prior to that, Mr. Fox worked for NOKIA, a global leader in mobile communications, as Senior Director, Business Planning and Operations, where he was responsible for developing product-level profitability models to guide investment decision-making. Prior to joining NOKIA in 2012, Mr. Fox worked for NAVTEQ Corporation, a leading provider of comprehensive digital map information, which was acquired by NOKIA in 2008. Mr. Fox held various executive and managerial positions at NAVTEQ beginning in 2002, including Vice President of Product Management, Vice President of Sales Strategy and Operations, Director of Investor Relations and Manager of Corporate Finance and Business Planning. Before joining NAVTEQ, Mr. Fox was a research analyst for Lincoln Capital Management Company, and prior to that, he was an analyst with the investment banking division of Credit Suisse. Mr. Fox holds a Bachelor of Business Administration in Finance and Economics from the University of Notre Dame and a Master of Business Administration from the Kellogg School of Management at Northwestern University.

J. Mark Howell has served as our Chief Operating Officer since March 2013. Prior to joining us, Mr. Howell served at Ingram Micro, Inc., a wholesale provider of technology products and supply chain services, as President of Ingram Micro North America Mobility, where he was responsible for managing that company’s mobility operations and activities in the United States and Canada. Prior to joining Ingram Micro in the fall of 2012 when Ingram acquired BrightPoint, Inc., a distributor of mobile devices for phone companies, Mr. Howell held various executive positions at BrightPoint since 1994, including President, BrightPoint Americas, President and Chief Operating Officer, and Executive Vice President and Chief Financial Officer. Before joining BrightPoint, he held the position of Corporate Controller for ADESA Corporation, and before that, he was an accountant with Ernst & Young LLP. Mr. Howell has served as a member of the board of directors of KAR Auction Services, Inc. since December 2014 and currently serves on that board's compensation committee and risk committee. Mr. Howell holds a Bachelor of Business Administration from the University of Notre Dame.

Darin E. Brown has served as our Chief Technology Officer since December 2015. Mr. Brown was our Senior Vice President of Technology from January 2015 to December 2015. Prior to joining Angie's List, Mr. Brown served in various leadership roles, including vice president of the Interactive Marketing Hub product line (now Salesforce Marketing Cloud), and as Vice President of Excelerate with Salesforce (formerly ExactTarget) from 2010 to 2015. Mr. Brown has more than 20 years of engineering experience in consumer search, decision analytics and enterprise software. He received his engineering degree from Purdue University.

Shannon M. Shaw has served as our General Counsel/Chief Legal Officer since September 2011 and our Corporate Secretary since March 2012. Prior to joining us, Ms. Shaw was a labor and employment attorney at Barnes & Thornburg, LLP, a law firm, from September 2003 to September 2011, where she litigated on behalf of companies and advised national and local companies on compliance with federal and state labor and employment laws. Ms. Shaw served as Media Relations Coordinator at Clarian Health Partners, a large hospital conglomerate, from 1997 to 2000, where she worked in media and public relations. Ms. Shaw holds Bachelors of Arts in both journalism and political science from Indiana University and a Juris Doctor from Indiana University School of Law.

Charles Hundt has served as our Chief Accounting Officer since May 2014. Prior to his appointment as Chief Accounting Officer, Mr. Hundt served as our Controller since August 2007. Mr. Hundt also served as our interim Chief Financial Officer from April 2013 to September 2013 and as our interim principal financial officer from May 2010 to May 2011. He previously served as our Director of Accounting from August 2005 to August 2007. Prior to joining us, Mr. Hundt worked at Katz, Sapper & Miller, a regional accounting firm, most recently as Manager, from August 1997 to August 2005. Mr. Hundt holds a Bachelor of Science degree and a Master of Accountancy degree, both from Manchester College.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board Composition

Our business and affairs are managed under the direction of the Board. The current members of the Board are George D. Bell, Mark Britto, John H. Chuang, Scott A. Durchslag, Thomas R. Evans, Angela R. Hicks Bowman, Steven M. Kapner, Michael S. Maurer, David B. Mullen, Michael D. Sands, H. Eric Semler and Susan E. Thronson.

The Board is divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors are divided among the three classes as follows:

•	the Class I directors are Messrs. Chuang, Durchslag and Evans, and their terms will expire at the annual meeting of stockholders to be held in 2018;

•	the Class II directors are Ms. Hicks Bowman and Messrs. Bell, Kapner, Mullen and Sands, and their terms will expire at the Annual Meeting of stockholders to be held in June; and

•	the Class III directors are Messrs. Britto, Maurer and Semler and Ms. Thronson, and their terms will expire at the annual meeting of stockholders to be held in 2017.

Board Responsibilities and Risk Oversight

Our Board is responsible for, among other things, overseeing the conduct of our business, reviewing and, where appropriate, approving our major financial objectives, plans and actions and reviewing the performance of the Chief Executive Officer and other members of management based on reports from the Compensation Committee of the Board. Following the end of each fiscal year, the Board conducts an annual self-evaluation, which includes a review of any areas in which the Board or management believes the Board can make a better contribution to our governance, as well as a review of the committee structure and an assessment of the Board’s compliance with the principles set forth in our corporate governance guidelines. In fulfilling the Board’s responsibilities, directors have full access to our management and independent advisors.

Generally, various committees of the Board oversee risks associated with their respective areas of responsibility and expertise. The Audit Committee of the Board discusses with management our policies with respect to risk assessment and management, our significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures. In addition, the Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation programs. The nominating and corporate governance committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with our overall governance practices and the leadership structure of the Board (as further described under “Board Leadership”). The Board is kept informed of each committee’s risk oversights and other activities via regular reports of the committee chairs to the full Board.

Board Leadership

We are focused on our corporate governance practices and value independent Board oversight as an essential component of strong corporate performance to enhance stockholder value. Our commitment to independent oversight is demonstrated by the fact that all of our directors, except Scott A. Durchslag, our Chief Executive Officer, and Angela R. Hicks Bowman, our Chief Marketing Officer, are “independent” as defined under the NASDAQ listing standards. Our Board acts independently of management and regularly holds independent director sessions without members of management present.

Our corporate governance guidelines provide that one of our independent directors should serve as a lead independent director at any time when the Chief Executive Officer serves as the Chairman of the Board, or if the Chairman of the Board is not otherwise independent. The lead independent director would preside over periodic meetings of our independent directors, serve as a liaison between our Chairman and the independent directors and perform such additional duties as our Board may otherwise determine and delegate. As our Board has determined that Mr. Chuang, the Chairman of the Board, is an independent director, our Board has not appointed a lead independent director. Our Board believes that the current board leadership structure is best for the Company and its stockholders at this time.

Board Committees

Our Board has the following standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Under our corporate governance guidelines, committee members are appointed by our Board based on the recommendation of the nominating and corporate governance committee, except that members of the nominating and corporate governance committee are appointed by the independent members of the Board. Members serve on these committees until their resignation or until otherwise determined by our Board. Our Board may establish other committees to facilitate the management of our business.

Audit Committee

The primary functions of the Audit Committee are:

•	overseeing management’s maintenance of the reliability and integrity of our accounting policies and financial reporting and our disclosure practices;

•	overseeing management’s establishment and maintenance of processes to assure that an adequate system of internal control is functioning;

•	reviewing our annual and quarterly financial statements prior to their filing;

•	serving as a qualified legal compliance committee to review reports and violations of law; and

•
appointing and evaluating the independent registered public accounting firm and considering and approving any non-audit services proposed to be performed by the independent registered public accountants.

A detailed list of the Audit Committee’s functions is included in its charter, which is available in the “Corporate Governance” section of our “Investor Relations” website at investor.angieslist.com.

The current members of our Audit Committee are Messrs. Bell, Maurer and Mullen and Ms. Thronson, with Mr. Mullen serving as the committee’s chairman. Messrs. Bell, Maurer and Mullen and Ms. Thronson are “independent” as defined under the NASDAQ listing standards, and all four directors are “independent” as defined under Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Each member of the Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and the NASDAQ. Our Board has determined that Mr. Mullen is an audit committee “financial expert,” as that term is defined by the applicable rules of the SEC. Our Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and the NASDAQ.

Compensation Committee

The primary functions of the Compensation Committee are:

•	reviewing key employee compensation policies, plans and programs;

•	determining, or recommending to the Board for determination, the compensation of our Chief Executive Officer and each of our other executive officers;

•	monitoring performance of our officers and other key employees;

•	preparing recommendations and periodic reports to the Board concerning these matters; and

•	reviewing and approving any incentive compensation and equity-based plans and the grants thereunder.

A detailed list of the Compensation Committee’s functions is included in its charter, which is available in the “Corporate Governance” section of our “Investor Relations” website at investor.angieslist.com.

The members of our Compensation Committee are Messrs. Britto, Evans and Kapner and Ms. Thronson, with Mr. Britto serving as the committee’s chairman. Messrs. Britto, Evans and Kapner and Ms. Thronson are “independent” as defined under the NASDAQ listing standards. For further information about the Compensation Committee’s process for determining executive compensation, including the role of the executive officers and the Compensation Committee’s use of an independent consultant, see the section captioned “Executive Compensation—Compensation Discussion and Analysis” herein.

Nominating and Corporate Governance Committee

The primary functions of the nominating and corporate governance committee are:

•	recommending persons to be selected by the Board as nominees for election as directors and to fill any vacancies on the Board;

•	considering and recommending to the Board qualifications for the position of director and policies concerning the term of office of directors and the composition of the Board; and

•	considering and recommending to the Board other actions relating to corporate governance.

A detailed list of the nominating and corporate governance committee’s functions is included in its charter, which is available in the “Corporate Governance” section of our “Investor Relations” website at investor.angieslist.com.

The members of our nominating and corporate governance committee are Messrs. Britto, Chuang, Maurer and Semler, with Mr. Britto serving as the committee’s chairman. Messrs. Britto, Chuang, Maurer and Semler are “independent” as defined under the NASDAQ listing standards.

In recommending candidates for election to the Board, the independent members of the nominating and corporate governance committee consider various criteria, including a candidate’s relevant business skills and experiences, personal and professional integrity, ethics and values, experience in corporate management, including serving as an officer or former officer of a publicly-held company and experience as a board member of another publicly-held company. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

The Board does not have a formal policy with regard to the consideration of diversity in identifying director nominees. However, the Board believes that it is essential that its members represent diverse viewpoints, with a broad array of experiences, professions, skills, geographic representation and backgrounds that, when considered as a group, provide a sufficient mix of perspectives to allow the Board to best fulfill its responsibilities to the long-term interests of our stockholders.

Candidates are identified through a variety of sources, including current and past members of the Board, our officers, individuals personally known by members of the Board and engagement of search firms, as necessary. In December 2015, the Board retained a reputed national search firm to consult on a national search to identify potential new Board members with the required executive and industry experience. The nominating and corporate governance committee will consider director candidates recommended by stockholders when the recommendations are properly submitted. For a stockholder to make a nomination for election to the Board at an annual meeting, the stockholder must provide notice to us, which notice must be delivered to, or mailed and received at, our principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting, provided, that if the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, the stockholder’s notice must be delivered, or mailed and received, no earlier than 120 days prior to the annual meeting and no later than the later of 70 days prior to the date of the annual meeting or the 10th day following the day on which public disclosure of the date of such annual meeting is made. Further updates and supplements to such notice may be required at the times and in the forms required under our Bylaws. As set forth in our Bylaws, submissions must include for each person whom the stockholder proposes to nominate for election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person’s written consent to be being named in the proxy statement as a nominee and to serving as a director if elected. Our Bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review our Bylaws, as amended and restated to date, a copy of which is available, without charge, from our Corporate Secretary at 1030 East Washington Street, Indianapolis, Indiana 46202.

Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance

Our Board met thirteen times during 2015. The Audit Committee of the Board met thirteen times, the Compensation Committee of the Board met eleven times, and the nominating and corporate governance committee of the Board met six times during 2015. During 2015, each Board member attended 85% or more of the aggregate of the meetings of the Board and of the committees on which he or she served. We encourage all of our directors and nominees for director to attend our Annual Meeting; however, attendance is not mandatory. All of the directors who were serving on our Board in 2015 attended our 2015 annual meeting.

Stockholder Communications with the Board of Directors

Should stockholders wish to communicate with the Board or any specified individual directors, such correspondence should be sent to the attention of the Company’s Corporate Secretary, at 1030 East Washington Street, Indianapolis, Indiana 46202. The Company’s Corporate Secretary will forward the communication to the Board members.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee are Messrs. Britto, Evans and Kapner and Ms. Thronson. None of our executive officers currently serves, or has served during the last completed year, as a member of the board or the compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Independence of the Board of Directors

As required under the NASDAQ Stock Market rules and regulations, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the Board. The Board consults with our counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the NASDAQ listing standards, as in effect from time to time. The Board considered the independence of Messrs. Chuang, Kapner and Semler in connection with their stock ownership in the Company and determined such stock ownership aligns with that of other stockholders.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, and the stock ownership by certain directors, the Board has affirmatively determined that all of our directors are independent directors within the meaning of the applicable NASDAQ listing standards, except for Mr. Durchslag, our current Chief Executive Officer, and Ms. Hicks Bowman, our current Chief Marketing Officer.

As required under the NASDAQ Stock Market rules and regulations, our independent directors meet in independent director sessions at which only independent directors are present. All of the committees of our Board are comprised entirely of directors determined by the Board to be independent within the meaning of the NASDAQ Stock Market rules and regulations.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee of our Board has engaged Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 and is seeking ratification of such appointment by our stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since the fiscal year ended December 31, 2008. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the appointment of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

To be approved, the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm must receive a “For” vote from a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the proposal. Abstentions and broker non-votes will be counted towards a quorum. Abstentions will have the same effect as an “Against” vote for purposes of determining whether this matter has been approved. Broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The Audit Committee approved all services provided by Ernst & Young LLP during the 2015 and 2014 fiscal years. The total fees paid or payable to Ernst & Young LLP for the last two fiscal years are as follows:

Type of Fees	Fiscal 2015	Fiscal 2014
Audit Fees	$616,400	$530,600
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$616,400	$530,600

Audit Fees

This category includes fees incurred for the audits of our annual consolidated financial statements for the 2015 and 2014 fiscal years, and the reviews of each of the quarterly condensed consolidated financial statements, services rendered in connection with our Form S-8, consents and other matters related to the SEC during the 2015 and 2014 fiscal years.

Audit-Related Fees

For the fiscal years ended December 31, 2015 and 2014, there were no fees billed by Ernst & Young LLP for audit-related services.

Tax Fees

For the fiscal years ended December 31, 2015 and 2014, there were no fees billed by Ernst & Young LLP for tax services.

All Other Fees

For the fiscal years ended December 31, 2015 and 2014, there were no fees billed by Ernst & Young LLP for any other professional services.

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services provided by its independent registered public accounting firm. The Audit Committee annually reviews the audit and permissible non-audit services performed by its independent registered public accounting firm and reviews and approves the fees charged by such accounting firm. This policy is set forth in the charter of the Audit Committee and available on our website.

The Audit Committee considered whether the non-audit services rendered by Ernst & Young LLP were compatible with maintaining Ernst & Young LLP’s independence as the independent registered public accounting firm of our consolidated financial statements and concluded that they were.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION, ON
AN ADVISORY BASIS, OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by the SEC’s proxy rules, the Company is providing stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation of our named executive officers (sometimes referred to as a “say on pay” vote). Accordingly, you may vote on the following resolution at the Annual Meeting:

“Resolved, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this Proxy Statement.”

To be approved, this proposal must receive a “For” vote from a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the proposal. Although this advisory vote on executive compensation is nonbinding, the Board and the Compensation Committee, which is comprised of independent directors, will consider the outcome of the vote when considering future executive compensation decisions.

As described in detail under the section captioned “Executive Compensation — Compensation Discussion and Analysis,” our executive compensation program is designed to motivate our executive officers to create a successful company. We believe that our executive compensation program, with its balance of short-term cash (including base salary and performance bonuses) and long-term incentives (including equity awards), rewards sustained performance that is aligned with long-term stockholder interests. Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN
ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS
DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE ACCOMPANYING
COMPENSATION TABLES AND THE RELATED NARRATIVE DISCLOSURE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of March 15, 2016 for:

•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each director and nominee for director;

•	each named executive officer as set forth in the Summary Compensation Table herein; and

•	all current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 15, 2016 as well as shares of our common stock subject to restricted stock units that are scheduled to vest within 60 days of March 15, 2016, as applicable, are deemed to be outstanding and to be beneficially owned by the person holding them for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Percentage ownership of our common stock in the table is based on 58,633,269 shares of our common stock issued and outstanding on March 15, 2016. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Angie’s List, Inc., 1030 East Washington Street, Indianapolis, Indiana 46202.

	Shares of Common Stock Beneficially Owned (1)
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent
Greater than 5% Stockholder:
TRI Investments LLC (2)	11,657,775	19.9%
T. Rowe Price Associates, Inc. (3)	7,180,630	12.2%
TCS Capital Management, LLC (4)	5,915,280	10.1%
Vajra Fund III, LLC (5)	5,322,563	9.1%
The Vanguard Group (6)	4,247,486	7.2%
Davis Selected Advisers, L.P. (7)	3,338,351	5.7%
LMM LLC (8)	3,221,776	5.5%

Directors and Named Executive Officers:
Steven M. Kapner (2)	11,746,939	20.0%
John H. Chuang (2)	11,675,146	19.9%
H. Eric Semler (4)	6,561,528	11.2%
Angela R. Hicks Bowman (9)	1,029,069	1.8%
J. Mark Howell (10)	355,138	*
Michael S. Maurer (11)	251,846	*
Thomas R. Fox (12)	249,984	*
Mark Britto (13)	249,823	*
William S. Oesterle (14)	200,000	*
Shannon M. Shaw (15)	137,840	*
Susan E. Thronson (16)	86,580	*
David B. Mullen (17)	66,393	*
Darin E. Brown (18)	23,147	*
Scott A. Durchslag (19)	—	*
George D. Bell (20)	—	*
Thomas R. Evans (21)	—	*
Michael D. Sands (22)	—	*
Patrick D. Brady (23)	—	*
Directors and Officers as a Group (18 persons) (24)	20,975,658	35.8%

*	Represents beneficial ownership of less than one percent (1%) of our outstanding common stock.

(1)	Shares shown in the table above include shares held in the beneficial owner's name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner's account.

(2)
Based on the most recently available Schedule 13G/A filed with the SEC on February 12, 2016, TRI Investments LLC was the record owner of 11,657,775 shares of our common stock as of December 31, 2015. TRI Ventures, Inc., as the managing member of TRI Investments LLC, may be deemed to beneficially own such shares. 11,411,920 shares are the subject of pledge agreements executed in favor of unrelated third parties to secure certain indebtedness of TRI Investments and its affiliates. Mr. Chuang and Mr. Kapner, two of our directors, are Chief Executive Officer and Managing Director, respectively, of TRI Ventures, Inc., the parent company of TRI Investments LLC and, therefore, may be deemed to share voting and dispositive power over the shares held by this entity. Mr. Chuang and Mr. Kapner disclaim beneficial ownership with respect to shares beneficially owned by TRI Investments LLC, except to the extent of their pecuniary interests therein. In addition, Mr. Chuang and Mr. Kapner hold stock options to purchase 17,371 and 89,164, respectively, shares of our common stock currently exercisable or exercisable within 60 days. The address for TRI Investments LLC is 501 Boylston Street, Boston, MA 02116.

(3)
Based on the most recently available Schedule 13G/A filed with the SEC on February 11, 2016, T. Rowe Price Associates, Inc. (“TRPA”) has sole voting power with respect to 988,686 of such shares and sole dispositive power with respect to 7,180,630 of such shares as of December 31, 2015. TRPA is the wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company. The address for TRPA is 100 East Pratt Street, Baltimore, MD 21202.

(4)
Based on the most recently available Schedule 13D/A filed with the SEC on March 2, 2016, TCS Capital Management, LLC was the record owner of 5,915,280 shares of our common stock as of February 29, 2016 and has shared voting and dispositive power with respect to such shares. Mr. Semler, one of our directors and the Managing Member of TCS Capital Management, LLC, possesses sole voting and dispositive power with respect to an additional 646,248 shares of our common stock, as of February 29, 2016, held in an irrevocable family trust for which Mr. Semler's spouse is the trustee. Mr. Semler disclaims beneficial ownership with respect to the shares held in the family trust. Altogether, Mr. Semler is the beneficial owner of 6,561,528 shares of our common stock. The address for TCS Capital Management, LLC is 888 Seventh Avenue, Suite 1504, New York, NY 10106.

(5)
Based on the Schedule 13D filed with the SEC on February 22, 2016, Vajra Fund III, LLC has shared voting power and shared dispositive power with respect to 5,322,563 of such shares as of February 18, 2016. Vajra Asset Management, LLC is the Manager of Vajra Fund III, LLC and possesses the voting and dispositive power with respect to the securities beneficially owned by Vajra Fund III, LLC. As a result, Vajra Asset Management, LLC may be deemed the beneficial owner of the securities beneficially owned by Vajra Fund III, LLC. Michael Brodsky is the Managing Member of Vajra Asset Management, LLC and possesses the voting and dispositive power with respect to the securities beneficially owned by Vajra Asset Management, LLC. Each of Vajra Asset Management, LLC and Mr. Brodsky disclaims beneficial ownership of the shares beneficially owned by Vajra Fund III, LLC. The address for Vajra Fund III, LLC is 2020 K Street NW, Suite 400, Washington, DC 20006.

(6)
Based on the most recently available Schedule 13G/A filed with the SEC on February 10, 2016, The Vanguard Group has sole voting power with respect to 95,421 of such shares, sole dispositive power with respect to 4,154,165 of such shares and shared dispositive power with respect to 93,321 of such shares, representing a total of 4,247,486 shares beneficially owned in aggregate by The Vanguard Group as of December 31, 2015. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

(7)
Based on the most recently available Schedule 13G/A filed with the SEC on February 12, 2016, Davis Selected Advisers, L.P. has sole voting and dispositive power with respect to 3,003,294 of such shares and no voting or dispositive power with respect to 335,057 of such shares, representing a total of 3,338,351 shares beneficially owned in aggregate by Davis Selected Advisers, L.P. as of December 31, 2015. The address for Davis Selected Advisers, L.P. is 2949 East Elvira Road, Suite 101, Tucson, AZ 85756.

(8)
Based on the Schedule 13G filed with the SEC on February 16, 2016, LMM LLC has sole voting and dispositive power with respect to 3,221,776 of such shares as of December 31, 2015. The address for LMM LLC is One South Street, Suite 2550, Baltimore, MD 21202.

(9)	Includes stock options to purchase 262,377 shares of our common stock that are currently exercisable or exercisable within 60 days of March 15, 2016.

(10)	Includes stock options to purchase 297,698 shares of our common stock that are currently exercisable.

(11)	Includes stock options to purchase 90,635 shares of our common stock that are currently exercisable.

(12)	Includes stock options to purchase 240,421 shares of our common stock that are currently exercisable.

(13)	Includes stock options to purchase 105,788 shares of our common stock that are currently exercisable.

(14)	Mr. Oesterle stepped down as the Company's Chief Executive Officer effective June 30, 2015 and departed from the Company effective September 29, 2015.

(15)	Includes stock options to purchase 134,747 shares of our common stock that are currently exercisable or exercisable within 60 days of March 15, 2016.

(16)	Consists solely of stock options to purchase 86,580 shares of our common stock that are currently exercisable.

(17)	Consists solely of stock options to purchase 66,393 shares of our common stock that are currently exercisable.

(18)	Consists solely of stock options to purchase 23,147 shares of our common stock that are currently exercisable.

(19)	Mr. Durchslag was hired by the Company on September 8, 2015, and no shares were beneficially owned by Mr. Durchslag as of March 15, 2016.

(20)	Mr. Bell was appointed to the Company's Board on February 29, 2016, and no shares were beneficially owned by Mr. Bell as of March 15, 2016.

(21)	Mr. Evans was appointed to the Company's Board on February 29, 2016, and no shares were beneficially owned by Mr. Evans as of March 15, 2016.

(22)	Mr. Sands was appointed to the Company's Board on March 15, 2016, and no shares were beneficially owned by Mr. Sands as of March 15, 2016.

(23)	Mr. Brady stepped down as the Company's President of Marketplace effective July 15, 2015. No shares were beneficially owned by Mr. Brady as of March 15, 2016.

(24)	Includes stock options to purchase 1,414,321 shares of our common stock that are currently exercisable or exercisable within 60 days of March 15, 2016.
Hedging and Margin Policy and Related Matters

Anti-Hedging/Margin Policy

Our insider trading policy provides that:

•
Covered Persons must not engage in any hedging transactions designed to hedge or speculate on any change in market value of our equity securities, sell our stock short or trade in options and other derivatives involving our stock.

•	Covered Persons must not hold our securities in a margin account.

•	Angie's List directors and executive officers may not otherwise pledge our securities.

•
Reporting Persons may pledge our securities as collateral to secure or guarantee indebtedness but must submit a quarterly report to the Nominating and Corporate Governance Committee. This report must specify the number of pledged securities as of the end of the immediately preceding fiscal quarter, the percentage of the Reporting Person’s securities pledged and the nature and amount of indebtedness secured or guaranteed, as well as such other information as the Nominating and Corporate Governance Committee may reasonably request from time to time.

•
Covered Persons are permitted to hypothecate our securities, without complying with the reporting obligations of the prior paragraph, pursuant to arrangements where there is no transfer of securities to the lender or change in title of the shares to the lender’s name or account, other than in connection with the exercise by a lender of its remedies after a default.

Covered Persons are Angie's List Workers and Reporting Persons.

Angie's List Workers include company employees, officers, directors and contractors of Angie’s List and its subsidiaries. The policy does not extend to affiliates of Angie’s List Workers.

Reporting Persons are affiliates of directors and executive officers of the Company and its subsidiaries for which such persons report beneficial ownership of our securities pursuant to U.S. federal securities laws.

Our pledging policy reflects the longstanding belief of the Board that continuing stock ownership by Angie’s List directors, executive officers and their respective affiliates aligns the long-term interests of our directors and executive officers with the interests of our stockholders and contributes to our long-term success. The Board believes that permitting Covered Persons to hypothecate our equity securities in a manner consistent with this policy, rather than selling, maintains and promotes this alignment.

Pledging by an Affiliate of Certain Directors

As of the date of this proxy statement, TRI Investments LLC (“TRI”), an affiliate of Messrs. Chuang and Kapner, owned 11,657,775 shares of our common stock, of which 11,411,920 were pledged and held in a collateral account to secure an aggregate $27,500,000 indebtedness. These pledges were established for the purpose of securing favorable credit terms to fund capital improvements and working capital needs for Aquent LLC, a leading global marketing firm owned by TRI.

The pledged shares represent 97.9% of TRI’s position in our shares and 19.5% of our outstanding shares. The indebtedness to which the pledges relate contain customary terms and conditions, including requirements that the ratio of the loan to the value of the collateral securing the indebtedness not exceed 50%.

The pledges are not made by the directors themselves, but by their corporate affiliate, TRI, an investment holding vehicle controlled by Messrs. Chuang and Kapner. The borrowed funds to which the pledges relate were obtained to support Aquent’s business needs. Aquent is a 29-year old operating business entity with assets and cash-flows independent of the pledged shares. The borrowed funds do not directly benefit Messrs. Chuang or Kapner, and TRI’s pledging arrangements do not shift or hedge any economic risk or secure a bet against our shares. Messrs. Chuang and Kapner have advised us that they firmly believe in our prospects and that their affiliate’s pledging arrangements align with their strong desire to continue to hold our shares rather than sell. TRI has committed to use reasonable efforts to reduce the number of shares pledged over time.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock on Forms 3, 4 and 5. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. As a matter of practice, we generally assist our executive officers and certain directors in preparing initial ownership reports and reporting ownership changes, and we typically file these reports on their behalf. Based solely on the Company’s review of the copies of Section 16(a) forms it has received and written representations from certain reporting persons that no other reports were required, the Company believes that all of its executive officers, directors and greater than 10% stockholders have timely complied with all of the filing requirements applicable to them with respect to transactions during fiscal year 2015.

DIRECTOR COMPENSATION

During 2015, our non-employee directors (other than Mr. Chuang) received the following annual compensation:

Position	Cash	Equity Grants
Board Chairman	$20,000	$—
Board Member	30,000	135,000
Audit Committee Chairman	18,000	—
Compensation Committee Chairman	10,000	—
Nominating and Corporate Governance Committee Chairman	6,000	—
Audit Committee Member	6,500	—
Compensation Committee Member	5,000	—
Nominating and Corporate Governance Committee Member	2,750	—

All non-employee directors (other than Mr. Chuang) received cash compensation paid quarterly as set forth in the table above for services performed. An equity grant comprised of stock options valued at $135,000 was made to the then-current non-employee directors (other than Mr. Chuang) on February 27, 2015, and the number of stock options awarded was based upon the closing price of our common stock as of that date. The stock options vested in three tranches according to the following schedule: (i) 33% on August 31, 2015, (ii) 34% on November 30, 2015 and (iii) 33% on February 26, 2016, provided the director continued to serve through such date.

In addition, we reimburse our non-employee directors for their travel, lodging and other reasonable expenses incurred in order to attend meetings of the Board or Board committees.

2015 Director Compensation

The following table sets forth information concerning the compensation of the Company’s then-current non-employee directors during 2015. Messrs. Oesterle and Durchslag and Ms. Hicks Bowman did not receive separate compensation for their service on the Board. See “Executive Compensation — Compensation Discussion and Analysis — Other Compensation Polices — Stock Ownership Guidelines” for a description of our policy regarding stock ownership by directors. See “Security Ownership of Certain Beneficial Owners and Management — Hedging and Margin Policy and Related Matters” for a description of our policy regarding hedging by directors.

Name	Fees Earned or Paid in Cash (1)	Option Awards (2) (3)	Total
John W. Biddinger (4)	$42,125	$135,000	$177,125
Mark Britto	46,000	135,000	181,000
John H. Chuang (5)	1	—	1
Steven M. Kapner	35,000	135,000	170,000
Michael S. Maurer	39,250	135,000	174,250
David B. Mullen	45,125	135,000	180,125
Susan E. Thronson	41,500	135,000	176,500

(1)	Includes the portion of the cash compensation described above that was earned for services in 2015.

(2)
The amount reflects the aggregate grant date fair value of the stock option awards granted during the year, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, Stock Compensation (“Topic 718”). We provide information regarding the assumptions used to calculate the value of the option awards in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. All equity grants were made under our Amended and Restated Omnibus Incentive Plan. There can be no assurance that awards will vest or will be exercised, or that the value upon exercise will approximate the aggregate grant date fair value.

(3)
On February 27, 2015, each then-current non-employee director other than Mr. Chuang, our Chairman of the Board, received an option to purchase 42,993 shares of our common stock under our non-employee director compensation program. At December 31, 2015, each of our then-current non-employee directors held options to purchase the following number of shares of common stock, whether vested or unvested: Biddinger, 209,164 shares; Britto, 105,788 shares; Chuang, 17,371 shares; Kapner, 89,164 shares; Maurer, 90,635 shares; Mullen, 66,393 shares; and Thronson, 86,580 shares.

(4)
Mr. Biddinger retired from the Board effective as of February 29, 2016. In recognition of Mr. Biddinger's outstanding service to the Board, the Compensation Committee approved a three-year extension of the expiration date for all of his vested stock options outstanding as of the effective date of his retirement.

(5)	Mr. Chuang has elected to forego receipt of any cash compensation or equity awards in connection with his Board service.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information regarding the 2015 compensation of all individuals who served as our principal executive officers in 2015, our principal financial officer in 2015, the three most highly-compensated executive officers (other than our principal executive officers and principal financial officer) in 2015 who were serving as executive officers at the end of 2015 and one former executive officer whose compensation during 2015 would have placed him among the three most highly-compensated executives (other than our principal executive officers and principal financial officer) had he been an executive officer as of December 31, 2015. These individuals were:

•	Scott A. Durchslag, our President and Chief Executive Officer (our “CEO”);

•	Thomas R. Fox, our Chief Financial Officer;

•	J. Mark Howell, our Chief Operating Officer (and former interim Chief Executive Officer);

•	Angela R. Hicks Bowman, our Chief Marketing Officer;

•	Darin E. Brown, our Chief Technology Officer;

•	Shannon M. Shaw, our Chief Legal Officer and Corporate Secretary;

•	William S. Oesterle, our former Chief Executive Officer; and

•	Patrick D. Brady, our former President of Marketplace.

These executive officers were our named executive officers (the “Named Executive Officers,” “named executive officers” or “NEOs”) for 2015.

Executive Changes in 2015

On January 5, 2015, Mr. Brown was appointed as our Senior Vice President of Technology. On December 14, 2015, he was appointed as our Chief Technology Officer.

Mr. Oesterle resigned as our Chief Executive Officer effective June 30, 2015. In connection with his resignation, we entered into a transition and severance agreement with Mr. Oesterle pursuant to which, among other things, Mr. Oesterle remained an employee to provide transition services until September 29, 2015. For a summary of the terms and conditions of this agreement, see “Post-Employment Compensation Arrangements — Post-Employment Compensation for Mr. Oesterle” below.

Effective July 1, 2015, our Chief Operating Officer, Mr. Howell, was appointed interim Chief Executive Officer, a position he held until September 7, 2015.

On July 15, 2015, Mr. Brady resigned as our President of Marketplace.

On September 8, 2015, Mr. Durchslag was appointed our President and Chief Executive Officer. For a summary of his initial compensation arrangements, see “Executive Summary — Appointment of New Chief Executive Officer” below.

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during the fiscal year ended December 31, 2015. It also provides an overview of our executive compensation philosophy, as well as our principal compensation policies and practices. Finally, it analyzes how and why the Compensation Committee of our Board of Directors (the “Compensation Committee”) arrived at the specific compensation decisions for our executive officers, including the Named Executive Officers, in 2015 and discusses the key factors that the Compensation Committee considered in determining the compensation of our executive officers.

Executive Summary

We operate a national local services consumer review service and marketplace where consumers can research, shop for and purchase local services for critical needs, such as home, health and automotive services, as well as rate and review the providers of these services across 253 markets in the United States. Our ratings and reviews, which are available only to our members, assist our members in identifying and hiring a highly-rated provider for their local service needs.

2015 Business Highlights

•	Profitability. For the first time in our history as a public company, we generated an annual profit in 2015.

•
Paid Memberships. In January of 2015, we announced that our paid memberships surpassed three million, and later in 2015, we achieved key membership milestones in Boston, where we eclipsed 100,000 paid members, and New York, where we surpassed 200,000 paid members.

•	20th Anniversary. In May, we celebrated our 20th anniversary.

•
New CEO. In September, we announced the appointment of Scott A. Durchslag as our new President and Chief Executive Officer, replacing William S. Oesterle, our co-founder, who stepped down as Chief Executive Officer after twenty years of service with the Company.

•
New Products. In October, we announced the introduction of the Angie's Fair Price Guarantee and Angie's Service Quality Guarantee, offering members powerful protections on transactions completed through our e-commerce marketplace. In November, we announced the launch of LeadFeed, a service that enables us to directly connect non-member consumers visiting our platforms to highly-rated service providers and monetize non-member traffic in doing so.

•	Ten Million Reviews. In November, we announced that we surpassed the ten million mark in our collection of verified consumer reviews.

Appointment of New Chief Executive Officer

In September, we announced the appointment of Mr. Durchslag as our new President and Chief Executive Officer, replacing Mr. Oesterle, our co-founder, who stepped down as Chief Executive Officer after twenty years of service with the Company. Pursuant to the terms and conditions of Mr. Durchslag's employment agreement, his initial compensation arrangements were as follows:

•	an annual base salary of $500,000;

•	a guaranteed cash bonus for 2015 in the amount equal $220,548;

•	for future years, a target annual cash bonus opportunity equal to 140% of his annual base salary (up to a maximum amount of $1,400,000);

•
a stock option award to purchase shares of our common stock at an exercise price equal to the fair market value of such shares on the date of grant with a value of $1,174,091, vesting one-fourth on each of the first four anniversary dates of his first day of employment, subject to continued employment on each such vesting date;

•
a time-based restricted stock unit (“RSU”) award that will be settled in shares of our common stock with a value equal to $2,500,000, vesting one-fourth on the first anniversary date of his first day of employment and the remaining three-fourths ratably on a quarterly basis over a three-year period thereafter, subject to continued employment on each such vesting date;

•
a performance-based restricted stock unit (“PRSU”) award that will be settled in shares of our common stock with a value of approximately $2,817,500, which may be earned in four separate installments based on the achievement of pre-established stock price growth targets as described in his employment agreement; any PRSUs earned prior to his first anniversary of employment vest one-half upon his one-year employment anniversary date, and the remaining one-half vest ratably on a quarterly basis over a one-year period thereafter; any PRSUs earned subsequent to his first anniversary of employment vest one-half upon achievement of the corresponding performance goal, and the remaining one-half vest ratably on a quarterly basis over a one-year period thereafter, contingent on continued employment on each such vesting date;

•	welfare and health benefits commensurate with those provided to all of our full-time employees;

•
an individual life insurance policy in the amount of $1,500,000 and an additional $1,000,000 of accidental death and dismemberment insurance, subject to evidence of good health and underwriting limits;

•	relocation assistance in an amount of up to $100,000; and

•	a one-time payment in the amount of $450,000, subject to certain “clawback” provisions associated with relocation requirements and continued employment with us for a period of 18 months.

Mr. Durchslag's employment agreement was determined in arm’s-length negotiations on our behalf by Spencer Stuart and approved by our Compensation Committee and Board of Directors. In establishing the initial compensation arrangements for Mr. Durchslag, we took into consideration the requisite experience and skills that a qualified candidate would need to manage a growing business in a dynamic and ever-changing environment, the competitive market for similar positions at other comparable companies based on a review of compensation survey data, his anticipated future contributions to our strategic vision and the need to integrate Mr. Durchslag into our existing executive compensation structure, balancing both competitive and internal equity considerations.

Mr. Durchslag's employment agreement also contains certain provisions that address the post-employment compensation arrangements for him in the event of an involuntary termination of employment, including in connection with a change in control of the Company. See “Potential Payments on Termination and Change in Control” below for additional information.

Finally, Mr. Durchslag’s employment agreement contains customary non-disclosure, non-competition and stock ownership requirements. Mr. Durchslag also entered into our standard form of executive indemnity agreement and confidential information and inventions agreement.

2015 Executive Compensation Actions

Consistent with our performance and compensation philosophy, the Compensation Committee approved the following actions for the Named Executive Officers related to 2015 compensation:

•	Base Salary. Increased the annual base salaries of the Named Executive Officers who were executive officers in 2014, in amounts ranging from 3% to 20% of their 2014 levels;

•
Performance-Based Cash Bonuses. Based upon the level of achievement with respect to each corporate performance objective and its assessment of the participating Named Executive Officer’s individual performance objectives, approved a cash bonus for our Named Executive Officers (other than Mr. Durchslag, who received the guaranteed bonus amount specified in his employment agreement, and Messrs. Oesterle and Brady, who were no longer employed at the time of the payment of the cash bonuses) in amounts ranging from 24% to 34% of their target annual cash bonus opportunities; and

•
Equity Compensation. Continued our practice of providing long-term incentive compensation in the form of options to purchase shares of our common stock, which we believe incentivizes our Named Executive Officers to perform in a manner that promotes stock price increases over the long-term. Added new forms of long-term incentive compensation, namely performance-based stock options and RSU awards that will be settled in shares of our common stock. The Compensation Committee’s rationale for adding these new forms of equity-based awards was to further align the executive officer's interests with those of our stockholders by tying value to long-term Company performance.

Executive Compensation Program Design

In designing the executive compensation program for 2015, the Compensation Committee was mindful of our need to motivate and reward our executive officers to meet or exceed our short-term goals and long-term strategic objectives, while, at the same time, creating sustainable long-term value for our stockholders. Accordingly, the Compensation Committee designed our executive compensation program to:

•
Provide a majority of our executive officers’ target total direct compensation opportunity, which consists of base salary, target annual cash bonus opportunity and equity award fair value, in the form of variable, “at risk” compensation. To ensure an appropriate balance of incentives between our short-term and longer-term performance and a positive relationship between our operational performance and stockholder return, we provided this compensation as a mix of a performance-based annual cash bonus opportunity and long-term incentive compensation in the form of time-based stock options, performance-based stock options and RSUs. For 2014 and 2015, from 65% to 93% of the Named Executive Officers’ annual target total direct compensation consisted of variable, “at risk” compensation; and

•
Rely on equity awards as the predominant feature of our executive officers’ target total direct compensation opportunity. In 2015, these awards consisted of a combination of time-based stock options, performance-based stock options and RSUs. We believe that time-based stock options provide one of the best performance incentives, as our executive officers derive value from these awards only if our stock price increases, which benefits all stockholders. Similarly, with respect to RSUs, the value of these awards increases as our stock price rises, which also benefits all stockholders. We believe performance-based stock options provide the Company's executive officers with an objective performance-based variable compensation opportunity that is contingent upon the achievement of measurable financial performance goals. For 2014 and 2015, from 47% to 90% of the Named Executive Officers’ annual target total direct compensation consisted of equity awards.

Annual Cash Bonuses

Each year, we offer our executive officers the opportunity to earn cash bonuses based on individual performance and corporate financial and operational objectives tied to our internal operating plan to incent them to meet or exceed our annual goals. In 2015, these objectives were based on:

•	individual goals aligned to meeting accomplishments tied to the Annual Operating Plan;

•	our total revenue; and

•	our adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”).

For 2015, adjusted EBITDA was calculated based on our full fiscal year earnings as reflected in our audited consolidated financial statements, adjusted to exclude interest expense, income tax expense, depreciation and amortization, stock-based compensation expense, a litigation settlement adjustment and long-lived asset impairment charges.

As in prior years, the Compensation Committee determined that this combination of performance objectives appropriately incented our executive officers to work as a team to achieve the financial, business and strategic objectives reflected in our 2015 operating plan.

The Compensation Committee sets the performance objectives for annual cash bonuses at levels that it believes are capable of achievement with meaningful effort. Typically, on a year over year basis, we plan for a specific growth rate with respect to certain corporate financial measures when setting target levels, after taking into account growth opportunities, our strategic initiatives and competitive market position, as well as any countervailing considerations. Therefore, unless unforeseeable or unique factors affect our business or our key markets, or if our executive officers fail to adequately plan or execute on specific initiatives, it is probable, though not certain, that the performance objectives will be achieved at target with dedicated and sustained effort. The variability inherent in our annual cash bonuses for our Named Executive Officers who were employed as of the end of each fiscal year presented, other than our CEO, over the past three years is as follows:

Long-Term Incentive Compensation

The goal of our long-term incentive compensation is to motivate long-term performance and align the interests of our executive officers with the interests of our stockholders. The Compensation Committee believes that options to purchase shares of our common stock and RSUs are an effective way to directly link the compensation of our executive officers to the creation of sustainable long-term value for our stockholders as the amount, if any, that an executive officer may realize from his or her stock options and RSUs depends solely on the appreciation in value of our common stock over an extended period, which we believe to be appropriate given that our stockholders would also benefit from such stock price appreciation. In addition, we believe that performance-based stock options are effective tools for meeting our compensation goals as the conditions to vesting incentivize the achievement of certain predetermined performance goals, and the value of such awards will increase as the value of our stock price increases, thereby benefiting our stockholders as well.

We believe that our approach to long-term incentive compensation aligns our best interests with the best interests of our stockholders for the following reasons:

•	It directly links the majority of our executive compensation to tangible financial results:

◦
Our total stockholder return has been uneven in recent years. Consequently, our executive officers have yet to realize significant value from their stock options during this period, consistent with the experiences of our stockholders over the same period; and

◦
Given that the stock options granted to our executive officers generally vest over a four-year period and have a 10-year term, and that the RSUs granted to our executive officers also generally vest over a four-year period, we believe that these equity vehicles serve as a powerful incentive for our executive team to improve our financial performance and grow our stock price over the long-term.

•	It ensures strong pay-for-performance alignment and emphasizes variable, “at risk” compensation:

◦
Our executive compensation program is designed to be “results-aligned.” Through our equity awards, when our stockholders are rewarded, our executive officers are also rewarded. Similarly, when our performance does not yield stock price appreciation, our executive officers realize less value from their equity compensation.

◦
In 2015, an average of 73% of the target total direct compensation of our named executive officers was delivered in the form of equity awards, including stock options, performance-based stock options, RSUs and PRSUs.

Compensation Alignment with Performance

As described in the preceding sections, the Compensation Committee has structured our incentive compensation arrangements to align with our corporate financial and operational objectives and the sustained appreciation of our stock price. The following charts illustrate this correlation, based on the average target total direct compensation of the applicable Named Executive Officers who were employed by the Company as of the end of each fiscal year presented:

The Compensation Committee designed the key elements of our CEO’s target total direct compensation opportunity, as well as our overall executive compensation program, to support what it considers to be our primary objective: the creation of sustained, long-term value for our stockholders. To achieve this objective, our executive officers must execute on our financial and operational goals over time to deliver sustained revenue and earnings growth. The Compensation Committee believes that by establishing a strong relationship between absolute levels of pay and corporate performance, the compensation of our CEO and other executive officers will be sensitive to and aligned with the long-term value that is created for our stockholders.

Executive Compensation-Related Policies and Practices

We endeavor to maintain sound executive compensation policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy. During 2015, we maintained the following executive compensation policies and practices, including both policies and practices we implemented to drive performance and policies and practices that either prohibit or minimize behaviors that we do not believe serve our stockholders’ long-term interests:

What We Do	What We Do Not Do
Compensation Committee Independence - We maintain a compensation committee comprised solely of independent directors.	No Defined Benefit Retirement Programs - We do not offer pension arrangements, defined benefit retirement plans or nonqualified deferred compensation plans to our executive officers.

Compensation Committee Advisor Independence - The Compensation Committee has the authority to engage and retain its own advisors. During 2015, the Compensation Committee engaged Compensia, Inc., a national compensation consulting firm, to assist with its responsibilities. Compensia performs no other services for us.
No Perquisites or Other Personal Benefits - We do not provide perquisites and other personal benefits to our executive officers unless they serve a sound business purpose.

Annual Advisory Vote on Executive Compensation - We conduct an annual stockholder advisory vote on the compensation of the Named Executive Officers, and our Board of Directors and the Compensation Committee carefully consider the outcome of these advisory votes when making compensation decisions.
No Excise Tax “Gross-Ups” or Payments - We do not provide any excise tax “gross-up” or tax reimbursement in connection with any change in control payments or benefits.

Annual Compensation Review - We support the Compensation Committee in its annual review of our executive compensation strategy, including its review of the compensation peer group used for comparative purposes, and, to help avoid creating compensation-related risks that would be reasonably likely to have a material adverse effect on us, its annual review of our compensation-related risk profile.
No Stock Options Repricing - Our equity plan does not permit us to reprice options to purchase shares of our common stock without stockholder approval.

Emphasize Long-Term Equity Compensation - We design the equity awards granted to our executive officers to vest or be earned over periods of one year or longer, which is consistent with current market practice and better serves our long-term value creation goals and retention objectives.

“Double-Trigger” Change in Control Arrangements - Since 2013, we have required that all change-in-control payments and benefits be based on a “double-trigger” arrangement, wherein both a change in control of our Company and a qualifying termination of employment are required before a Named Executive Officer is eligible to receive any such payments and benefits.

Reasonable Post-Employment Compensation Arrangements - The post-employment compensation arrangements for the Named Executive Officers provide for amounts and multiples that we believe are within reasonable market norms.

Prohibitions on Hedging and Pledging - We prohibit our executive officers and members of our Board of Directors from engaging in any hedging transactions that are designed to hedge or speculate on any change in the market value of our equity securities. In addition, they are prohibited from holding our securities in a margin account or pledging our securities as collateral to secure or guarantee indebtedness.

Stock Ownership Policy - We maintain a stock ownership policy for our executive officers, including our Named Executive Officers, which requires each of them to own a specified amount of our common stock.

Compensation Recovery Policy - We adopted a policy that provides for the recovery of incentive cash compensation from our current and former executive officers in the event of an inaccurate determination of Company performance or financial restatements due to fraud.

Succession Planning - We support our Board of Directors in its oversight of our key executive positions and its ongoing monitoring of our succession strategy and plans for our most critical positions.

2015 Stockholder Advisory Vote on Executive Compensation

At our 2015 annual meeting of stockholders, we submitted an advisory vote proposal on the compensation of the Named Executive Officers, commonly known as a “Say-on-Pay” vote, for the consideration of our stockholders. Our stockholders approved the compensation of the Named Executive Officers with approximately 98% of the votes cast in favor of the proposal.

The Compensation Committee considers the results of the Say-on-Pay vote on our executive compensation program as part of its annual executive compensation review. Our Board of Directors values the opinions of our stockholders, and the Compensation Committee will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for the Named Executive Officers. Following the 2016 Annual Meeting, the next Say-on-Pay vote on the compensation of the Named Executive Officers will take place at the 2017 annual meeting of stockholders.

At our 2012 annual meeting of stockholders, we submitted a proposal on the frequency of future stockholder advisory votes regarding the compensation of our Named Executive Officers, commonly known as a “Say-When-on-Pay” vote. Consistent with the recommendation of our Board of Directors and the preference of our stockholders as reflected in the results of the Say-When-on-Pay vote, our Board of Directors has adopted a policy providing for annual Say-on-Pay votes. At the present time, we expect to hold the next Say-When-on-Pay vote at our 2018 annual meeting of stockholders.

Compensation Philosophy and Objectives

We recognize that our ability to excel depends on the integrity, knowledge, imagination, skill, diversity and teamwork of our employees. To this end, we strive to create an environment of mutual respect, encouragement and teamwork that rewards commitment and performance and that is responsive to the needs of our employees. The principles and objectives of our compensation and benefits programs for our employees generally, and for our executive officers specifically, are to:

•
attract, engage and retain individuals of superior ability, experience and managerial talent, enabling us to be an employer of choice in the highly-competitive and dynamic Internet and technology industry;

•	ensure compensation is closely aligned with our corporate strategies, business and financial objectives and the long-term interests of our stockholders;

•	motivate and reward executive officers whose knowledge, skills and performance ensure our continued success;

•	ensure that the elements of compensation, individually and in the aggregate, do not encourage excessive risk-taking; and

•	ensure that total target compensation is fair and reasonable.

The principal elements of our executive compensation program simultaneously fulfill one or more of these principles and objectives.

Compensation Program Design

Our executive officers, including the Named Executive Officers, receive total compensation opportunities consisting of a combination of:

•	base salary;

•	performance-based cash bonuses; and

•	long-term incentive compensation in the form of time-based stock options, performance-based stock options and RSUs.

We also offer limited other types of employee benefits as described below. We view each compensation element as related but distinct, and we also review the total compensation of our executive officers to ensure that our overall compensation objectives are met. The Compensation Committee determines the appropriate level for each compensation element based in part, but not exclusively, on its understanding of the market for executive talent based on the experience of its members and consistent with our recruiting and retention goals, its view of internal parity and consistency, the length of service of our executive officers, our overall performance and other considerations as deemed relevant.

We believe that as the achievement of our financial and operational objectives will be reflected in the value of our common stock, our executive officers will be incentivized to achieve these objectives when a portion of their compensation is tied to the value of our common stock. To this end, the Compensation Committee uses equity awards (in particular, time-based stock options and RSUs) as a significant component of compensation as we believe that this is an effective way to align individual compensation with the creation of stockholder value. The Compensation Committee believes equity compensation is a significant motivator in attracting employees for Internet-related and other technology companies.

Our compensation mix is designed to incentivize specific financial and operational improvements on a year over year basis while promoting long-term performance through a combination of cash and equity awards. Accordingly, we strive to provide an appropriate mix of cash and equity compensation to meet our business objectives. We believe the most important indicator of whether our compensation objectives are being met is our ability to cost-effectively motivate our executive officers to deliver superior performance and retain them to continue their careers with us.

We have not adopted any formal policies with respect to allocating compensation between long-term and short-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. Instead, our executive compensation program is designed to be flexible and complementary and to collectively serve all of the executive compensation objectives described above.

Compensation-Setting Process

Role of Compensation Committee

The Compensation Committee oversees our executive compensation and other compensation and benefit programs, serves as the administrator of our equity compensation plans and reviews, formulates and determines the design and amount of compensation for our executive officers, including the Named Executive Officers. Compensation decisions for our CEO are made by the Compensation Committee in executive session without the presence of our CEO.

At the beginning of each year, the Compensation Committee reviews our executive compensation program, including incentive compensation plans and arrangements, determines whether they are appropriate, properly coordinated and achieve their intended purposes, and makes modifications to existing plans and arrangements or adopts new plans or arrangements. The Compensation Committee also conducts an annual review of our executive compensation strategy to ensure that it is appropriately aligned with our business strategy and achieving our desired objectives. Further, the Compensation Committee reviews market trends and changes in competitive compensation practices, as further described below. Based on its review and assessment, the Compensation Committee, from time to time, makes changes in our executive compensation program and also recommends changes to our Board of Directors' total remuneration.

In 2015, the factors considered by the Compensation Committee in determining the compensation of our executive officers included:

•	the recommendations of our CEO (except with respect to his own compensation), as described below;

•	our corporate growth and other elements of financial and operational performance;

•	each executive officer’s responsibilities, individual contributions and sustained performance;

•	a review of the relevant competitive market data, as described below;

•	the expected future contribution of the individual executive officer; and

•	internal pay parity based on each executive officer's impact on our business and performance.

The Compensation Committee does not weight these factors in any predetermined manner, nor does it apply any formulas in developing its compensation determinations. The members of the Compensation Committee consider all of this information in light of their individual experience and business judgment as well as their knowledge of the Company, the competitive market and each executive officer in making these recommendations.

The Compensation Committee’s authority, duties and responsibilities are described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available in the “Corporate Governance” section of our “Investor Relations” website at investor.angieslist.com.

Role of Management

Our Chief Executive Officer works closely with the Compensation Committee in determining the compensation of our other executive officers, including the other Named Executive Officers. Typically, our Chief Executive Officer recommends the structure of the annual cash incentive compensation opportunities, identifies and develops corporate and individual performance objectives for such cash incentive compensation opportunities and evaluates actual performance against the selected measures. Our Chief Executive Officer also makes recommendations to the Compensation Committee as described in the following paragraph and is involved in the determination of compensation for the respective executive officers who report to him.

At the beginning of each year, our Chief Executive Officer reviews the performance of our other executive officers for the previous year and then shares these evaluations with, and makes recommendations to, the Compensation Committee for each element of compensation. These recommendations concern the base salary, performance-based cash bonuses and long-term incentive compensation for each of our executive officers, other than himself, based on our results, the individual executive officer’s contribution to these results and his or her performance toward achieving his or her individual performance objectives. The Compensation Committee then reviews these recommendations and considers the other factors described above and makes decisions as to the target total direct compensation of each executive officer, as well as each individual compensation element.

While the Compensation Committee considers our Chief Executive Officer's recommendations, it only uses these recommendations as one of several factors in making its decisions with respect to the compensation of our executive officers. In all cases, the final decisions on compensation matters are made by the Compensation Committee. Moreover, no executive officer participates in the determination of the amounts or elements of his or her own compensation.

At the request of the Compensation Committee, our Chief Executive Officer typically attends a portion of each Compensation Committee meeting in which executive compensation is discussed, including meetings at which the Compensation Committee’s compensation consultant is present.

Role of Compensation Consultant

Pursuant to its charter, the Compensation Committee has the authority to retain the services of one or more executive compensation advisors, as it determines in its sole discretion, including compensation consultants, legal counsel, accounting and other advisors, to assist in the creation of our compensation plans and arrangements and related policies and practices. The Compensation Committee makes all determinations regarding the engagement, fees and services of these external advisors, and any such external advisor reports directly to the Compensation Committee.

During 2015, the Compensation Committee engaged Compensia, Inc., a national compensation consulting firm, to provide information, analysis and other assistance relating to our executive compensation program on an ongoing basis. The nature and scope of the services provided to the Compensation Committee by Compensia in 2015 were as follows:

•	reviewed and updated our compensation peer group;

•	conducted an analysis of the levels of overall compensation and each element of compensation for our executive officers;

•	provided advice with respect to compensation best practices and market trends for our executive officers and members of our Board of Directors;

•	conducted a review of our executive officers’ post-employment compensation arrangements;

•	conducted a competitive market analysis of stock ownership guidelines;

•	conducted an analysis of broad equity usage;

•	conducted an analysis of the levels of overall compensation and each element of compensation for the members of our Board of Directors;

•	conducted an update on Dodd-Frank regulatory developments, including final rules on CEO Pay Ratio Disclosure, Clawback Policy, Pay for Performance and Hedging Disclosure; and

•	provided ad hoc advice and support throughout the year.

The Compensation Committee may replace its compensation consultant or hire additional advisors at any time. Representatives of Compensia attend meetings of the Compensation Committee, as requested, and communicate with the Compensation Committee Chairman and with management as circumstances warrant. All decisions regarding the compensation of our executive officers, however, are made by the Compensation Committee or the independent members of our Board of Directors.

Compensia reports directly to the Compensation Committee. The Compensation Committee assessed the independence of Compensia, taking into account, among other things, the enhanced independence standards and factors set forth in Exchange Act Rule 10C-1 and the applicable NASDAQ Listing Standards and concluded that there are no conflicts of interest with respect to the work that Compensia performs for the Compensation Committee.

Use of Competitive Market Data

As part of its deliberations, the Compensation Committee considers competitive market data on executive compensation levels and practices and a related analysis of such data. This data is drawn from a select group of peer companies developed by the Compensation Committee as well as compensation survey data.

In October 2014, the Compensation Committee approved a compensation peer group for use in connection with its 2015 compensation determinations and recommendations. This peer group was developed with the assistance of Compensia based on an evaluation of companies that the Compensation Committee believed are comparable to us, taking into consideration the size of each company based on revenues and market capitalization, as well as the following additional factors:

•	the comparability of the company’s business model;

•	the company’s business services focus;

•	the comparability of the company’s operating history;

•	the comparability of the company’s organizational complexities and growth attributes;

•	the stage of the company’s maturity curve, which increases its likelihood of attracting the type of executive talent for which we compete; and

•	the comparability of the company’s operational performance, for consistency with our strategy and future performance expectations.

Based on these criteria, the Compensation Committee approved a compensation peer group consisting of 18 publicly-traded business services and related technology companies. At the time that the compensation peer group was approved, the selected companies had revenues ranging from $137 million to $594 million, with a median of $270 million, and market capitalizations ranging from $254 million to $5.36 billion, with a median of $589 million. The companies comprising the compensation peer group were as follows:

• Bazaarvoice, Inc.	• LivePerson, Inc.
• Blue Nile, Inc.	• Millennial Media, Inc.
• comScore, Inc.	• Move, Inc.
• Constant Contact, Inc.	• Quotient Technology Inc. (formerly Coupons.com)
• Conversant, Inc. (formerly ValueClick, Inc.)	• RetailMeNot, Inc.
• Demand Media, Inc.	• TravelZoo, Inc.
• DHI Group, Inc. (Dice Holdings)	• TrueCar, Inc.
• Digital River, Inc.	• XO Group, Inc.
• Liquidity Services, Inc.	• Yelp Inc.

The Compensation Committee believes that information regarding the compensation practices at other companies is useful in at least two respects. First, the Compensation Committee recognizes that our compensation policies and practices must be competitive in the marketplace. Second, this information is useful in assessing the reasonableness and appropriateness of individual executive compensation elements and our overall executive compensation packages. This information is only one of several factors that the Compensation Committee considers, however, in making its decisions with respect to the compensation of our executive officers.

Compensation Elements

Base Salary

We believe that a competitive base salary is a necessary element of our executive compensation program, to ensure that we can attract and retain a stable executive team. Base salaries for our executive officers are also intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent, as well as equitable across the executive team.

Generally, we establish the initial base salaries of our executive officers through arm’s-length negotiation at the time we hire the individual executive officer, taking into account his or her position, qualifications, experience, prior salary level, market practice and the base salaries of our other executive officers. Thereafter, the Compensation Committee reviews the base salaries of our executive officers, including the Named Executive Officers, annually, as well as at the time of promotion or other significant changes in responsibility, and makes adjustments to base salaries as determined necessary or appropriate.

On February 4, 2015, the Compensation Committee reviewed the base salaries of our executive officers, including the then-employed Named Executive Officers, taking into consideration a competitive market analysis performed by Compensia and the recommendations of our then-CEO, Mr. Oesterle, except with respect to his own base salary, as well as the other factors described above. Following this review, the Compensation Committee increased the base salaries of our executive officers, largely to reflect a cost-of-living adjustment and, in the case of Ms. Shaw, to position her base salary closer to the median of the competitive market. These base salary adjustments became effective as of January 1, 2015.

The annual base salaries of the then-employed Named Executive Officers for 2015, along with the corresponding percentage increases as compared to 2014, were as follows:

Named Executive Officer	2015 Base Salary	2014 Base Salary	% Change
William S. Oesterle	$480,000	$460,000	4.3%
Thomas R. Fox	337,000	315,000	7.0%
J. Mark Howell	403,000	391,400	3.0%
Angela R. Hicks Bowman	403,000	372,200	8.3%
Shannon M. Shaw	295,000	245,000	20.4%
Patrick D. Brady	403,000	391,400	3.0%

Mr. Brown joined us as our Senior Vice President of Technology in January 2015. At that time, his annual base salary was set at $285,000. On December 14, 2015, he was promoted to Chief Technology Officer. At the time of his promotion, the Compensation Committee re-evaluated his annual base salary and as part of the arm’s-length negotiation of the terms of Mr. Brown’s promotion, taking into consideration his then-current base salary, a review of competitive market data, his future contributions to our products, technology and infrastructure and the base salaries of our other executive officers, increased his annual base salary to $335,000.

Mr. Oesterle resigned as Chief Executive Officer effective June 30, 2015, after realizing $252,308 in base salary for the year, and was replaced on an interim basis by Mr. Howell. At the time of his appointment as interim Chief Executive Officer, Mr. Howell's annual base salary was increased in the amount of $20,000 per month for the period from July 1, 2015 to September 7, 2015 during which he served in the position, yielding an increase in his base salary of $45,000.

Mr. Durchslag's initial annual base salary of $500,000 was established as part of his employment agreement entered into in September 2015 when he joined the Company as our President and Chief Executive Officer. See “Executive Summary — Appointment of New Chief Executive Officer” above.

The actual salaries earned by the Named Executive Officers for 2015 are set forth in the “2015 Summary Compensation Table.”

Performance-Based Annual Bonuses

We use performance-based annual cash bonuses to motivate our executive officers, including the Named Executive Officers, to achieve our short-term financial and operational objectives while making progress towards our longer-term growth and other goals. Consistent with our executive compensation philosophy, these annual cash bonuses are intended to help us deliver a competitive total direct compensation opportunity to our executive officers.

At the beginning of each year, the Compensation Committee selects one or more performance measures and related target levels to be used to determine the annual cash bonuses for the year. The Compensation Committee may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual cash bonus payment, and/or increase, reduce or eliminate the amount of cash allocated for a particular performance period.

Target Annual Cash Bonus Opportunities

In February 2015, the Compensation Committee established the target 2015 cash bonus opportunities for our executive officers, including the then-employed Named Executive Officers, taking into consideration a competitive market analysis performed by Compensia, the recommendations of Mr. Oesterle, except with respect to his own target 2015 cash bonus opportunity, and the other factors described above. The Compensation Committee determined that it was necessary, in certain cases, to adjust the target cash bonus opportunities to maintain the competitiveness of our executive officers’ target total cash compensation opportunities. The target annual cash bonus opportunities of the then-employed Named Executive Officers for 2015 were as follows:

Named Executive Officer	2015 Base Salary	Target 2015 Cash Bonus Opportunity (% of Base Salary)	Target 2015 Cash Bonus Opportunity
William S. Oesterle	$480,000	100%	$480,000
Thomas R. Fox	337,000	60%	202,200
J. Mark Howell	403,000	45%	181,350
Angela R. Hicks Bowman	403,000	50%	201,500
Shannon M. Shaw	295,000	50%	147,500
Patrick D. Brady	403,000	40%	161,200

Mr. Brown joined us as our Senior Vice President of Technology in January 2015. At that time, his target annual cash bonus opportunity was set at 40% of his annual base salary of $285,000. Mr. Brown was promoted to Chief Technology Officer on December 14, 2015, and his target annual cash bonus opportunity was set at 60% of his new base salary of $335,000.

Pursuant to the terms of his employment agreement, Mr. Durchslag was entitled to a guaranteed cash bonus for 2015 in an amount of no less than the product of $700,000 multiplied by the pro-rata portion of the year that he was employed by us. This resulted in a bonus payment to him in the amount of $220,548 for 2015.

Annual bonus payments for 2015 cash bonus opportunities could have ranged from 75% to 200% of each executive officer’s target annual cash bonus opportunity, depending on our actual corporate performance and his or her individual performance for the year.

For 2015 bonuses, the target annual cash bonus opportunities for our executive officers were weighted 80% on corporate performance objectives and 20% on individual performance objectives. The Compensation Committee determined this allocation to be appropriate to incent our executive officers to focus on our short-term financial and operational objectives as reflected in our Annual Operating Plan while, at the same time, recognizing their contributions to the achievement of these objectives and the successful execution of their individual roles and responsibilities.

Corporate Performance Objectives

For purposes of our 2015 annual cash bonuses, the Compensation Committee selected the following two corporate performance measures:

•	Adjusted EBITDA; and

•	Total revenue.

The “Adjusted EBITDA” measure was calculated based on our full fiscal year earnings as reflected in our audited consolidated financial statements, adjusted to exclude interest expense, income tax expense, depreciation and amortization, stock-based compensation expense and, as applicable, any litigation settlement adjustments, long-lived asset impairment charges or losses on debt extinguishment.

The “total revenue” metric measures our growth and engagement among service providers and members, which the Compensation Committee believed were the key indicators for gauging our progress during the year against our Annual Operating Plan. In addition, total revenue is an important indicator of our ability to monetize our solutions and achieve profitability.

For each performance measure, the Compensation Committee established a threshold, target and maximum performance level that would contribute to the determination of the bonus payments based on our corporate performance. The portion of the target annual cash bonus opportunities based on corporate performance was to be funded at the sum of each corporate performance measure for which we exceeded the threshold performance level. If our performance for 2015 for any measure was below the threshold performance level, a bonus amount would not be paid with respect to that measure.

In 2015, bonus payout levels for the corporate performance measures were set at 75% of target for performance meeting the threshold performance level, 100% of target for performance meeting the target performance level and 200% of target for performance meeting the maximum performance level. For performance achievement between the threshold and target performance levels, and between the target and maximum performance levels, bonus payments were to be interpolated on a straight-line basis, up to a maximum of 200% for any measure. The Compensation Committee believed that the achievement of the target performance levels for each measure would require excellent leadership, effective leveraging and execution of our core competencies and a clear focus on driving and achieving results throughout the year.

The threshold, target and maximum performance levels for each of the corporate performance measures were as follows:

Corporate Performance Measure	Threshold Performance (75% Payment)	Target Performance (100% Payment)	Maximum Performance (200% Payment)
Adjusted EBITDA	$28,000,000	$40,000,000	$52,000,000
Total Revenue	357,000,000	374,000,000	383,000,000

Individual Performance Objectives

In addition to the corporate performance objectives, for purposes of our 2015 cash bonuses, the Compensation Committee also evaluated the individual performance of each executive officer, including each of the Named Executive Officers. Individual performance objectives for each executive officer were identified at the beginning of the year in discussions with Mr. Oesterle. These objectives could be quantitative or qualitative in nature, depending on the organizational priorities for the year, and typically focused on key departmental or operational objectives or functions. Most of these goals were intended to provide a set of common objectives that facilitated collaborative management and engagement, although our executive officers could also be assigned individual objectives. In the case of Mr. Oesterle, his individual objectives were determined at the beginning of the year in a discussion with the Compensation Committee.

Weighting of Performance Objectives

For purposes of the 2015 bonuses, the weighting of the corporate and individual performance objectives was set such that 80% of the target bonus was tied to the corporate performance objectives (of which 50% was tied to attainment of the Adjusted EBITDA goal and 50% tied to attainment of the total revenue goal), while the remaining 20% of the target bonus was tied to the individual performance objectives for each Named Executive Officer.

Performance Results and Bonus Decisions

In March 2016, the Compensation Committee reviewed our performance for 2015 and determined that we did not meet the threshold performance level for the total revenue measure but did meet the threshold performance level for the Adjusted EBITDA measure. As a result, below target bonus payments were made pursuant to these performance measures. Our actual performance with respect to each corporate performance objective and the associated level of achievement for 2015 were as follows:

Corporate Performance Measure	Actual Performance	Level of Performance Achievement
Adjusted EBITDA	$28,000,000	75%
Total Revenue	344,125,000	— %

A reconciliation of 2015 Adjusted EBITDA, which is a financial measure not prepared in accordance with generally accepted accounting principles (“U.S. GAAP”), to 2015 net income, the most comparable U.S. GAAP measure, is provided in Exhibit A to this Proxy Statement.

The Company's Adjusted EBITDA performance was $28,400,000 before accrual of corporate bonuses for 2015. The Compensation Committee approved bonus payments totaling $400,000 for 2015, distributed on a pro-rata basis to all eligible employees under the Company’s corporate bonus plan.

Following the end of the year, our CEO evaluated each executive officer’s individual performance, established an attainment rating for the executive officer based on his subjective assessment of the executive officer’s effectiveness for the year, both individually and as a member of our executive team, and then submitted these ratings to the Compensation Committee for its consideration. After a review and discussion of each individual executive officer’s performance, the Compensation Committee approved the amount of each executive officer’s annual cash bonus attributable to his or her individual performance. In the case of the Named Executive Officers, their level of achievement with respect to their individual performance objectives was determined to be as follows:

Named Executive Officer	Achievement Level of Individual Performance Objectives
Scott A. Durchslag	Not Applicable
Thomas R. Fox	100%
J. Mark Howell	100%
Angela R. Hicks Bowman	100%
Darin E. Brown	100%
Shannon M. Shaw	100%

After evaluating our level of achievement against each of the corporate performance objectives, as well as the determinations with respect to each executive officer’s individual performance for the year, the Compensation Committee approved payment of annual cash bonuses for 2015 at levels ranging from 24% to 34% of each executive officer’s target annual cash bonus opportunity. The 2015 annual cash bonuses paid to the then-employed Named Executive Officers were as follows:

Named Executive Officer	Target 2015 Cash Bonus Opportunity	Actual 2015 Cash Bonus	Actual 2015 Cash Bonus (% of Target)
Scott A. Durchslag	$—	$—	— %
Thomas R. Fox	202,200	69,400	34%
J. Mark Howell	181,350	62,244	34%
Angela R. Hicks Bowman	201,500	69,160	34%
Darin E. Brown	201,000	47,876	24%
Shannon M. Shaw	147,500	50,626	34%

Mr. Durchslag received a guaranteed annual performance bonus for 2015 of $220,548 as per the terms of his employment agreement.

Mr. Brown’s actual cash bonus as a percentage of target was lower as it was prorated between the portion of the year during which he served as a senior vice president and the portion of the year during which he served as an executive officer.

Messrs. Oesterle and Brady ended their employment with us effective September 29, 2015 and July 15, 2015, respectively, and thus did not receive an annual cash bonus for 2015.

The annual cash bonuses paid to the then-employed Named Executive Officers for 2015 are also set forth in the “2015 Summary Compensation Table” herein.

Long-Term Incentive Compensation
We use long-term incentive compensation in the form of equity awards to align the interests of our executive officers, including the Named Executive Officers, with the interests of our stockholders. We believe that if our executive officers own shares of our common stock in amounts that are significant to them, they will be strongly incentivized to act in a manner that cultivates opportunities for maximizing long-term stockholder value. For 2015, we relied on time-based stock options, performance-based stock options and RSUs as the principal vehicles for delivering long-term incentive compensation opportunities to our executive officers. We also used PRSUs in connection with the at-hire grant of equity to Mr. Durchslag. We believe that stock options, which are granted with exercise prices equal to the fair market value of our common stock on the date of grant, provide an appropriate long-term incentive for our executive officers as the options reward them only to the extent that our stock price appreciates on a sustained basis following the date of grant. We believe that RSUs, which deliver increasing value in conjunction with the appreciation of our stock price while at the same time providing some value to the recipient even if the market price of our common stock declines, serve as a valuable retainment tool for our executive officers.

In determining the size of the equity awards to grant to our executive officers, the Compensation Committee takes into consideration the recommendations of our Chief Executive Officer, except with respect to his own equity awards, the existing equity holdings of each executive officer, including the current economic value of his or her unvested equity awards, and additional factors as described above. The Compensation Committee also considers the dilutive effect of our long-term incentive compensation practices and the overall impact that these equity awards, as well as awards to other employees and directors, will have on stockholder value. Ultimately, the Compensation Committee applies its subjective judgment in determining the appropriate value of each executive officer’s equity award.

Annual Equity Awards

Commencing in fiscal year 2015, the Compensation Committee made, and intends in the future to make, annual replenishment grants of equity awards during its regularly scheduled meetings held in the first quarter of the year so as to align the timing of these grants with the annual review of the executive officers’ performance. In February 2015, the Compensation Committee granted equity awards to our executive officers, including the Named Executive Officers, in the form of time-based stock options, performance-based stock options and RSUs. The Compensation Committee decided to grant stock options and RSUs to our executive officers based on its belief that these equity vehicles best align the long-term incentive compensation opportunities of our executive officers with our future stock price performance, which supports the strategic objective of increasing long-term stockholder value. In determining the amount of each executive officer’s equity awards, the Compensation Committee took into consideration the factors described above, including the recommendations of Mr. Oesterle, except with respect to his own equity awards, as well as the ability of each executive officer's existing unvested equity holdings to satisfy our retention objectives.

The annual equity awards granted to the then-employed Named Executive Officers in February 2015 were as follows:

Named Executive Officer	Time-Based Stock Options (number of shares)	Performance-Based Stock Options (number of shares)	Total Stock Options (grant date fair value)	Time-Based RSUs (number of shares)	Time-Based RSUs (grant date fair value)
William S. Oesterle	344,267	28,025	$1,165,976	86,646	$583,994
Thomas R. Fox	132,484	10,828	448,837	70,473	474,988
J. Mark Howell	173,885	14,012	588,472	80,859	544,990
Angela R. Hicks Bowman	173,885	14,012	588,472	43,768	294,996
Shannon M. Shaw	78,662	6,369	266,307	19,732	132,994
Patrick D. Brady	132,484	10,828	448,837	70,473	474,988

The stock options granted to Messrs. Fox, Howell, Oesterle and Brady and Ms. Hicks Bowman and Ms. Shaw had an exercise price of $6.74 per share, the fair market value of our common stock on the date of grant. The time-based stock options vest in four equal annual installments, commencing on the first anniversary of the date of grant, subject to the executive officer’s continued employment as of each such vesting date.

With respect to the performance-based stock options, if the performance goal for the performance period, which is January 1, 2015 through December 31, 2017, is met, then (i) 75% of the options will become vested and exercisable on February 27, 2018, and (ii) 25% of the options will become vested and exercisable on February 27, 2019, subject to the executive officer’s continued employment as of each vesting date. The “performance goal” specifies that the Company's stock price performance must exceed 80% of the performance of the Russell 2000 Index over the performance period, using the average adjusted closing stock price for the Company and the Russell 2000 Index for 90 calendar days prior to the beginning of the performance period and the last 90 calendar days of the performance period.

The RSUs granted to Messrs. Fox, Howell, Oesterle and Brady and Ms. Hicks Bowman and Ms. Shaw vest and are settled in the form of one share of our common stock for each RSU vested, in four equal annual installments, beginning on February 27, 2016, subject to the executive officer’s continued employment as of each vesting date.

In connection with special retention considerations, the Compensation Committee granted 37,091 RSUs to each of Messrs. Howell, Fox and Brady in conjunction with the annual executive equity grant in 2015. The RSUs will cliff vest in full on August 27, 2016 and be settled in the form of one share of our common stock for each RSU vested, subject to the executive officer’s continued employment as of the vesting date.

The equity awards granted to Mr. Oesterle and Mr. Brady during 2015 as reflected in the table above were forfeited in connection with each of their respective departures from the Company subsequent to the date of grant in 2015.

2015 Equity Awards to Mr. Brown

In connection with his appointment as our Senior Vice President of Technology in January 2015, the Compensation Committee granted Mr. Brown stock options to purchase 92,593 shares of our common stock with an exercise price of $5.81 per share, the fair market value of our common stock on the date of grant. The stock options vest in four equal annual installments, commencing on the first anniversary of the date of grant, subject to his continued employment as of each vesting date. In connection with his promotion to Chief Technology Officer in December 2015, the Compensation Committee granted Mr. Brown 27,563 RSUs, which vest and will be settled in the form of one share of our common stock for each RSU vested, in four equal annual installments beginning on December 14, 2016, subject to his continued employment as of each vesting date.

2015 Equity Awards to Mr. Durchslag

In connection with his appointment as our President and Chief Executive Officer in September 2015, the Compensation Committee granted Mr. Durchslag the following equity awards:

•
471,522 time-based stock options with an exercise price of $5.21, the fair market value of our common stock on the date of grant, which vest in four equal annual installments beginning on September 8, 2016, subject to continued employment on each such vesting date;

•
479,846 RSUs that will be settled in shares of our common stock, vesting one-fourth on September 8, 2016 with the remaining three-fourths vesting ratably on a quarterly basis over a three-year period thereafter, subject to continued employment on each such vesting date; and

•
955,084 PRSUs that will be settled in shares of our common stock, which may be earned in four separate installments based on the achievement of pre-established stock price growth targets as described in his employment agreement; any PRSUs earned prior to his first anniversary employment vest one-half upon his one-year employment anniversary date, and the remaining one-half vest ratably on a quarterly basis over a one-year period thereafter; any PRSUs earned subsequent to the first anniversary of employment vest one-half upon achievement of the corresponding performance goal, and the remaining one-half vest ratably on a quarterly basis over a one-year period thereafter, subject to continued employment on each such vesting date.

The equity awards granted to the Named Executive Officers for 2015 are set forth in the “2015 Summary Compensation Table” and the “Grants of Plan-Based Awards” sections herein.

Retirement and Welfare and Health Benefits

We maintain a tax-qualified retirement plan under Section 401(k) of the Internal Revenue Code (the “Code”) for our employees, including our executive officers, who satisfy certain eligibility requirements, including requirements relating to age and length of service, that provides them with an opportunity to save for retirement on a pre- and post-tax basis. This plan is intended to qualify under Sections 401(a) and 501(a) of the Code so that pre-tax contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until distributed from the plan. In addition, all contributions are deductible by us when made.

All participants’ interests in their deferrals are 100% vested when contributed. In addition, under the terms and conditions of the plan, which consists of a Safe Harbor election, we contribute 3% of each participant’s eligible compensation, which includes base salary, bonuses and commissions, as applicable, for all eligible employees. Under the plan, all contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions.

In addition, we provide other benefits to our executive officers on the same basis as all other full-time employees; however, executive officers do not pay a premium. These benefits include health insurance, a health savings account, dental and vision benefits, dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance coverage. We also provide paid time off and other paid holidays to all employees, including our executive officers. We do not offer our employees a non-qualified deferred compensation plan or pension plan.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices, the competitive market and our employees' needs.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites to our executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, for recruitment and retention purposes or consistent with benefits provided to our other full-time employees. During 2015, none of the Named Executive Officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each Named Executive Officer, other than Mr. Durchslag, who received relocation benefits valued at $64,875 and additional life and accidental death and dismemberment coverage per the terms of his employment agreement. Such relocation payments are subject to repayment terms should Mr. Durchslag’s employment be terminated within two years of his hire date.

In the future, we may provide perquisites or other personal benefits to our executive officers in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, for recruitment, motivation or retention purposes, or consistent with benefits provided to our other full-time employees. We do not expect that these perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Post-Employment Compensation Arrangements

We have entered into written agreements with certain of our executive officers, including some of the Named Executive Officers, that provide for certain payments and benefits in the event of a termination of employment under specified circumstances, including a termination of employment in connection with a change in control of the Company. Typically, these arrangements are negotiated when the applicable executive officer is hired and contain terms and conditions that we believe to be reasonably necessary to hire and retain these individuals in our market for executive talent.

In addition, equity awards granted to our executive officers, including the Named Executive Officers, prior to 2013 provide for accelerated vesting of the outstanding and unvested portions of such awards in the event of a change in control of the Company. In the case of the Named Executives Officers, all agreements entered into beginning in 2013 and thereafter stipulate that payments and benefits in the event of a change in control of the Company are payable only upon a “double trigger,” that is, only following a change in control of the Company and a qualifying termination of employment, including a termination of employment without cause or a resignation for good reason, and in each case requires that the executive officer execute a general release of claims in favor of the Company.

We believe these arrangements are reasonable as the possibility of a change in control of the Company could yield uncertainty among our executive officers and concern over the potential loss of their outstanding and unvested equity awards, which are historically a significant component of their target total direct compensation, and, therefore, could result in their departure from the Company or distraction to the detriment of the Company and our stockholders. We believe that these arrangements were significant to the recruitment of these executive officers and help these individuals maintain continued focus and dedication to their responsibilities to help maximize stockholder value in the event of a potential transaction that could involve a change in control of the Company.

Post-Employment Compensation Arrangements for Mr. Durchslag

Pursuant to the terms and conditions of Mr. Durchslag's employment agreement, in the event that his employment is terminated by us without “cause” or by him for “good reason,” and such termination does not occur in the 18-month period following a “change in control” of the Company (as each such term is defined in the employment agreement), and subject to his execution and non-revocation of a separation and release agreement, Mr. Durchslag will be eligible to receive the following payments and benefits:

•
cash payments equal to 2.4 times his then-current annual base salary, payable in 24 bi-monthly installments beginning on the 60th day following his termination date (the “Payment Commencement Date”), less all applicable taxes and withholdings; and

•	a lump sum payment equal to 18 months of the cost of COBRA payments, payable on the Payment Commencement Date.

Should such termination of employment occur within 12 months of his hire date, 25% of the shares of our common stock subject to Mr. Durchslag’s initial time-based equity awards will vest on the Payment Commencement Date. Should such termination of employment occur on or after the 12-month anniversary of his hire date, the vesting of his initial time-based equity awards will equal the percentage in which he was vested as of the date of his termination of employment plus any vesting that would occur through the end of the fiscal quarter of the date of such termination.

Further, pursuant to the terms and conditions of his employment agreement, in the event that his employment is terminated by us without “cause” or by him for “good reason,” and such termination occurs within the period beginning six months before and ending 18 months following a “change in control” of the Company (as each such term is defined in the employment agreement), Mr. Durchslag will be eligible to receive the following payments and benefits:

•	a cash payment equal to 3.0 times his then-current annual base salary, payable in one lump sum on the Payment Commencement Date, less all applicable taxes and withholdings;

•	a lump sum payment equal to 18 months of the cost of COBRA payments, payable on the Payment Commencement Date; and

•
100% of his initial time-based equity awards will vest on the Payment Commencement Date, and the vesting of his one-time PRSU award will accelerate on the Payment Commencement Date, with the performance goals being deemed satisfied at the greater of actual performance through the date of his termination of employment and 100% of the target level of performance.

Post-Employment Compensation for Mr. Oesterle

Mr. Oesterle resigned his position as our Chief Executive Officer effective June 30, 2015. At that time, pursuant to a written transition and severance agreement with us, he transitioned to a consultant role and agreed to continue his employment through September 29, 2015 so as to assist in the orientation of his replacement. In connection with this agreement, we agreed to pay Mr. Oesterle $30,000 in consideration for his services during the transition period, a cash severance payment in the amount of $150,000 and continuation of his Company-sponsored health insurance benefits through September 29, 2015. The cash payments were paid in one net, lump sum in July 2015. In addition, Mr. Oesterle agreed to certain covenants with respect to confidentiality, non-disparagement and non-competition.

Post-Employment Compensation for Mr. Brady

Mr. Brady left his position as our President of Marketplace effective July 15, 2015. At that time, pursuant to a written severance and general release agreement, Mr. Brady received a lump sum cash severance payment in the amount of $403,000, which was equal to 12 months of his base salary and reimbursement of his health insurance benefits for up to 12 months, excluding administrative fees, which totaled $1,212 through December 31, 2015. In consideration of these payments, Mr. Brady executed a general release of claims against us and agreed to certain covenants with respect to confidentiality, non-disparagement, non-solicitation and non-competition.

For a summary of the material terms and conditions of these post-employment compensation arrangements, as well as the estimated amounts of these payments and benefits, see “Potential Payments on Termination and Change in Control” herein.

Other Compensation Policies

Stock Ownership Guidelines

We believe that stock ownership by our executive officers and the members of our Board of Directors is important to align the risks and rewards inherent in stock ownership by these individuals with the interests of our stockholders, as well as to promote our commitment to sound corporate governance. The Compensation Committee adopted a stock ownership policy that requires our executive officers and the members of our Board to own a minimum number of shares of our common stock.

The stock ownership policy requires each of our executive officers and directors to own and hold a minimum amount of our common stock, equal to the lesser of a multiple of his or her base salary or retainer, as applicable, or a specified number of shares. The current minimum required stock ownership levels are as follows:

Individual Subject to Stock Ownership Policy	Minimum Required Level of Stock Ownership
Chief Executive Officer	The lesser of five times base salary or 225,000 shares
Other Executive Officers	The lesser of three times base salary or 50,000 shares
Directors	The lesser of three times retainer or 15,000 shares

These ownership levels are intended to create a clear standard that ties a portion of these individuals’ net worth to the performance of our stock price.

Until a given executive officer or director has met his or her applicable level of ownership, he or she must retain at least 25% of the shares of our common stock acquired through the exercise of a stock option or the vesting of any other equity award.

Compensation Recovery Policy

In July 2015, the Compensation Committee adopted a policy providing for the recovery of incentive cash compensation from our current and former executive officers, including the Named Executive Officers, in the event of an inaccurate determination of Company performance or inaccurate financial statements resulting in a restatement(s) due to fraud, and from our executive officers in the event of a violation of a non-compete covenant. All amounts payable under Mr. Durchslag’s employment agreement are subject to our executive compensation recovery policy.

We intend to modify such policy, as necessary or appropriate, once the SEC adopts final rules implementing Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Derivatives Trading, Hedging and Pledging Policies

As further described under “Hedging and Margin Policy and Related Matters,” our insider trading policy prohibits executive officers and members of our Board from pledging or hedging our stock.

Tax and Accounting Considerations

Deductibility of Executive Compensation
Section 162(m) of the Code generally disallows a deduction for federal income tax purposes to any publicly-traded corporation for any remuneration in excess of $1,000,000 paid in any taxable year to its chief executive officer and each of the three other most highly-compensated executive officers (other than its chief financial officer), with various exceptions, including one for compensation that qualifies as “performance-based compensation” within the meaning of the Code. The Compensation Committee does not require our executive compensation to be tax deductible, but instead balances the costs and benefits of tax deductibility against our executive compensation objectives. The Compensation Committee reserves the discretion, in its judgment, to approve compensation payments that are subject to the deduction limit when it believes that such payments are appropriate to attract and retain executive talent.

Accounting for Stock-Based Compensation

The Compensation Committee evaluates applicable accounting considerations in designing compensation plans and arrangements for our executive officers and other employees. Chief among such accounting considerations is the guidance set forth in FASB ASC Topic 718, the standard which governs the accounting treatment for share-based compensation awards.

FASB ASC Topic 718 requires us to recognize in our consolidated financial statements all share-based payment awards to employees, including grants of stock options, RSUs and PRSUs to our executive officers, based on their fair values. FASB ASC Topic 718 also requires us to recognize the compensation cost of our share-based payment awards in our consolidated statements of operations over the period that an employee, including our executive officers, is required to render service in exchange for the award, which, generally, will correspond to the award’s vesting schedule.

2015 Summary Compensation Table

The following table sets forth information concerning the compensation of our NEOs for 2015: Scott A. Durchslag, our President and Chief Executive Officer; William S. Oesterle, our former Chief Executive Officer; J. Mark Howell, our Chief Operating Officer who also served as our interim Chief Executive Officer during part of 2015; Thomas R. Fox, our Chief Financial Officer; Angela R. Hicks Bowman, Darin E. Brown and Shannon M. Shaw, the three most highly-compensated executive officers (other than our principal executive officers and principal financial officer) in 2015 who were serving as executive officers at the end of 2015; and Patrick D. Brady, a former executive officer whose compensation during 2015 would have placed him among the three most highly-compensated executives (other than our principal executive officers and principal financial officer) had he been an executive officer as of December 31, 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1) (2)	Option Awards ($) (1) (3)	Non-Equity Incentive Plan Comp. ($) (4)	All Other Comp. ($)		Total ($)
Scott A. Durchslag	2015	142,308	220,548	(5)	5,317,500	1,174,091	—	517,634	(6)	7,372,081
President and Chief Executive Officer

Thomas R. Fox	2015	336,323	—		474,988	448,837	69,400	19,896	(7)	1,349,444
Chief Financial Officer	2014	314,596	—		—	1,449,182	90,879	11,649		1,866,306
	2013	73,846	150,000		—	2,116,210	—	94,331		2,434,387

J. Mark Howell	2015	447,874	—		544,990	588,472	62,244	20,781	(8)	1,664,361
Chief Operating Officer	2014	391,093	—		—	1,190,973	84,891	18,476		1,685,433
	2013	306,923	—		—	1,864,877	159,409	13,495		2,344,704

Angela R. Hicks Bowman	2015	402,052	—		294,996	588,472	69,160	22,079	(9)	1,376,759
Chief Marketing Officer	2014	371,907	—		—	1,185,699	66,326	21,214		1,645,146
	2013	331,602	—		—	1,117,823	159,213	24,098		1,632,736

Darin E. Brown	2015	275,000	20,000	(10)	249,996	250,239	47,876	6,767	(11)	849,878
Chief Technology Officer

Shannon M. Shaw	2015	293,461	—		132,994	266,307	50,626	8,324	(12)	751,712
Chief Legal Officer & Corporate Secretary

William S. Oesterle	2015	252,308	—		583,994	1,165,976	—	198,586	(13)	2,200,864
Former Chief Executive Officer	2014	459,324	—		—	2,328,822	143,667	21,405		2,953,218
	2013	418,881	—		—	2,089,853	374,084	24,266		2,907,084

Patrick D. Brady	2015	229,043	—		474,988	448,837	—	442,263	(14)	1,595,131
Former President of Marketplace	2014	391,093	—		—	1,205,181	52,680	19,476		1,668,430
	2013	226,538	—		—	1,490,817	110,604	110,285		1,938,244

(1)
The amount reflects the aggregate grant date fair value of the equity awards granted during the year, computed in accordance with FASB ASC Topic 718. We provide information regarding the assumptions used to calculate the value of the equity awards in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. All equity grants were made under our Amended and Restated Omnibus Incentive Plan. There can be no assurance that awards will vest or will be exercised, or that the value upon exercise will approximate the aggregate grant date fair value.

(2)
Reflects the grant date fair value of the RSU awards granted during 2015. For Mr. Durchslag, this amount also reflects the grant date fair value of the PRSU awards granted to him during 2015. Each RSU and PRSU represents a contingent right to receive one share of our common stock upon settlement. For Messrs. Howell, Fox and Brady, the RSUs awarded during 2015 include $250,000 of retention grants that were awarded in conjunction with the annual executive equity grant. See “Compensation Discussion and Analysis — Compensation Elements — Long-Term Incentive Compensation” for further discussion of these retention grants.

(3)
Reflects the grant date fair value of stock option awards granted during the year, including the grant date fair value of the performance-based stock option awards (only applicable in 2015 for the years presented).

(4)
Reflects the amount paid under our annual performance-based cash bonus program for the year based upon satisfaction of specified performance objectives. For further discussion of the performance objectives for the 2015 year, see “Compensation Discussion and Analysis — Performance-Based Annual Bonuses.”

(5)
Mr. Durchslag was hired by the Company on September 8, 2015. As set forth in his employment agreement, Mr. Durchslag received a guaranteed annual performance bonus for 2015 in an amount equal to $700,000 multiplied by the pro-rata portion of the year that he was employed by us, equating to $220,548.

(6)
Represents (i) a $450,000 one-time payment as set forth in Mr. Durchslag's employment agreement, (ii) $64,875 for relocation expenses paid by us and (iii) $2,759 for medical, dental, vision, long-term disability, accidental death/dismemberment and basic and heightened life insurance premiums and health savings account contributions paid by us.

(7)
Represents (i) $7,950 in 401(k) matching contributions and (ii) $11,946 for medical, dental, vision, long-term disability, accidental death/dismemberment and basic life insurance premiums and health savings account contributions paid by us.

(8)
Represents (i) $7,950 in 401(k) matching contributions and (ii) $12,831 for medical, dental, vision, long-term disability, accidental death/dismemberment and basic life insurance premiums and health savings account contributions paid by us.

(9)
Represents (i) $7,950 in 401(k) matching contributions and (ii) $14,129 for medical, dental, vision, long-term disability, accidental death/dismemberment and basic life insurance premiums and health savings account contributions paid by us.

(10)	Mr. Brown was hired by the Company on January 5, 2015. Under his employment agreement, Mr. Brown received a signing bonus of $20,000.

(11)	Represents $6,767 for medical, dental, long-term disability, accidental death/dismemberment and basic life insurance premiums and health savings account contributions paid by us.

(12)	Represents (i) $7,950 in 401(k) matching contributions and (ii) $374 for vision, long-term disability, accidental death/dismemberment and basic life insurance premiums paid by us.

(13)
Represents (i) $7,950 in 401(k) matching contributions, (ii) $10,636 for medical, dental, vision, long-term disability, accidental death/dismemberment and basic life insurance premiums and health savings account contributions paid by us, (iii) $150,000 for a severance payment made to Mr. Oesterle upon his voluntary resignation from the position of Chief Executive Officer effective June 30, 2015 and (iv) $30,000 paid to Mr. Oesterle by the Company during 2015 in consideration for transition services performed subsequent to his resignation.

(14)
Represents (i) $7,950 in 401(k) matching contributions, (ii) $8,063 for medical, dental, vision, long-term disability, accidental death/dismemberment and basic life insurance premiums paid by us, (iii) $403,000 for a severance payment upon Mr. Brady's separation from the Company effective July 15, 2015 and (iv) $23,250 for payment of remaining paid time off outstanding at the time of Mr. Brady's separation from the Company during the year.

Grants of Plan-Based Awards

Plan-Based Equity Awards

The following table sets forth information concerning grants of plan-based equity awards made to our named executive officers during 2015.

		Estimated Future Payouts Under Equity Incentive Plan Awards: Target (#)		All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)
Name	Grant Date
Scott A. Durchslag	9/8/2015	—		—		471,522	(2)	5.21	1,174,091
	9/8/2015	—		479,846	(3)	—			2,500,000
	9/8/2015	955,084	(4)	—		—			2,817,500

Thomas R. Fox	2/27/2015	—		—		132,484	(2)	6.74	414,925
	2/27/2015	10,828	(5)	—		—		6.74	33,912
	2/27/2015	—		70,473	(3)	—			474,988

J. Mark Howell	2/27/2015	—		—		173,885	(2)	6.74	544,588
	2/27/2015	14,012	(5)	—		—		6.74	43,884
	2/27/2015	—		80,859	(3)	—			544,990

Angela R. Hicks Bowman	2/27/2015	—		—		173,885	(2)	6.74	544,588
	2/27/2015	14,012	(5)	—		—		6.74	43,884
	2/27/2015	—		43,768	(3)	—			294,996

Darin E. Brown	1/8/2015	—		—		92,593	(2)	5.81	250,239
	12/14/2015	—		27,563	(3)	—			249,996

Shannon M. Shaw	2/27/2015	—		—		78,662	(2)	6.74	246,360
	2/27/2015	6,369	(5)	—		—		6.74	19,947
	2/27/2015	—		19,732	(3)	—			132,994

William S. Oesterle (6)	2/27/2015	—		—		344,267	(2)	6.74	1,078,205
	2/27/2015	28,025	(5)	—		—		6.74	87,771
	2/27/2015	—		86,646	(3)	—			583,994

Patrick D. Brady (6)	2/27/2015	—		—		132,484	(2)	6.74	414,925
	2/27/2015	10,828	(5)	—		—		6.74	33,912
	2/27/2015	—		70,473	(3)	—			474,988

(1)
The amount reflects the aggregate grant date fair value of the equity awards granted during the year, computed in accordance with FASB ASC Topic 718. We provide information regarding the assumptions used to calculate the value of the equity awards in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. All equity grants were made under our Amended and Restated Omnibus Incentive Plan. There can be no assurance that awards will vest or will be exercised, or that the value upon exercise will approximate the aggregate grant date fair value.

(2)	Represents time-based stock option awards granted during 2015.

(3)	Represents RSUs granted during 2015. Each RSU provides a contingent right to receive one share of the Company's common stock upon settlement, and there is no exercise price associated with the RSUs.

(4)
Represents PRSUs granted during 2015. Each PRSU provides a contingent right to receive one share of the Company's common stock upon settlement, and there is no exercise price associated with the PRSUs. The PRSUs are market condition performance equity awards that are earned and begin vesting in separate tranches upon the Company's achievement of certain predetermined stock price targets.

(5)
Represents performance-based stock option awards granted during 2015. The performance-based stock options are market condition performance equity awards that are earned and begin vesting upon the Company's achievement of a specified level of stock price performance in relation to the Russell 2000 stock market index.

(6)
The plan-based equity awards granted to Messrs. Oesterle and Brady during 2015 as reflected in the table above were forfeited in connection with each of their respective departures from the Company subsequent to the date of grant in 2015 and prior to requisite vesting.

Non-Equity Incentive Plan-Based Awards

The following table sets forth information concerning grants of non-equity incentive plan-based awards made to our Named Executive Officers during 2015.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Threshold ($)	Target ($)	Maximum ($)
Scott A. Durchslag (2)	420,000	700,000	1,400,000
Thomas R. Fox	121,320	202,200	363,960
J. Mark Howell	108,810	181,350	326,430
Angela R. Hicks Bowman	120,900	201,500	362,700
Darin E. Brown (3)	120,600	201,000	361,800
Shannon M. Shaw	88,500	147,500	265,500
William S. Oesterle (4)	N/A	480,000	N/A
Patrick D. Brady (5)	N/A	161,200	N/A

(1)	Our non-equity incentive program is described herein in “Compensation Discussion and Analysis — Performance-Based Annual Bonuses.”

(2)
Mr. Durchslag was hired by the Company on September 8, 2015. As set forth in his employment agreement, he received a guaranteed annual performance bonus for 2015 amounting to $220,548. The Target, Threshold and Maximum amounts set forth in the table above reflect the amounts that would have been applicable to Mr. Durchslag had he served as the Company's President and Chief Executive Officer for the duration of the year.

(3)
Mr. Brown was promoted from Senior Vice President of Technology to Chief Technology Officer on December 14, 2015. While the Target, Threshold and Maximum amounts set forth in the table above reflect the amounts that would be applicable to Mr. Brown under the Company's non-equity incentive plan as Chief Technology Officer, Mr. Brown's actual participation in the Company's non-equity incentive plan for 2015 was pro-rated based on the portion of the year he spent in each role.

(4)
As Mr. Oesterle stepped down as the Company's Chief Executive Officer effective June 30, 2015 and departed from the Company effective September 29, 2015, he did not receive payment under the non-equity incentive plan for 2015.

(5)	As Mr. Brady departed from the Company effective July 15, 2015, he did not receive payment under the non-equity incentive plan for 2015.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares of our common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2015. Other than the equity awards listed below, there were no unvested or unearned equity awards held by our named executive officers as of December 31, 2015.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Numbers of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have Not Vested (#) (3)	Market Value of Shares or Units of Stock that have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested ($) (4)
Scott A.	—	471,522	—	5.21	9/8/2025	479,846	4,486,560	—		—
Durchslag						—	—	955,084	(5)	8,930,035

Thomas R.	90,000	90,000	—	24.16	9/24/2023	33,382	312,122	—		—
Fox	58,650	175,950	—	13.13	3/11/2024	37,091	346,801	—		—
	—	132,484	—	6.74	2/27/2025
	—	—	10,828	6.74	2/27/2025

J. Mark	105,218	105,218	—	17.99	3/3/2023	43,768	409,231	—		—
Howell	48,200	144,600	—	13.13	3/11/2024	37,091	346,801	—		—
	—	173,885	—	6.74	2/27/2025
	—	—	14,012	6.74	2/27/2025

Angela R.	16,242	5,414	—	14.22	5/8/2022	43,768	409,231	—		—
Hicks	57,500	57,500	—	19.88	3/27/2023
Bowman	24,250	72,750	—	13.13	3/11/2024
	31,250	93,750	—	10.00	5/13/2024
	—	173,885	—	6.74	2/27/2025
	—	—	14,012	6.74	2/27/2025

Darin E.	—	92,593	—	5.81	1/8/2025	27,563	257,714	—		—
Brown

Shannon	9,832	3,277	—	9.18	10/22/2022	19,732	184,494	—		—
M. Shaw	38,500	38,500	—	19.88	3/27/2023
	23,749	71,251	—	13.13	3/11/2024
	—	78,662	—	6.74	2/27/2025
	—	—	6,369	6.74	2/27/2025

Oesterle (6)	—	—	—	—		—	—	—		—

Brady (6)	—	—	—	—		—	—	—		—

(1)
Except as otherwise indicated, stock options are subject to vesting in four equal annual installments beginning on the first anniversary of the grant date, which is ten years before the corresponding expiration date shown above.

(2)
Represents performance-based stock option awards granted during 2015. The performance-based stock options are market condition performance equity awards that are earned and begin vesting upon the Company's achievement of a specified level of stock price performance in relation to the Russell 2000 stock market index. If earned, then 75% of the performance-based stock options granted will become vested and exercisable on February 27, 2018, and the remaining 25% will become vested and exercisable on February 27, 2019.

(3)
Except as otherwise indicated, RSUs are subject to vesting in four equal annual installments beginning on the first anniversary of the date of grant, and there is no expiration date with respect to the RSUs granted. The RSUs reflected in the table above for Ms. Hicks Bowman, Ms. Shaw and Messrs. Fox and Howell were granted on February 27, 2015, while the RSUs shown for Messrs. Durchslag and Brown were granted on September 8, 2015 and December 14, 2015, respectively. Of the RSUs granted to Messrs. Fox and Howell during 2015, 37,091 cliff vest in full on August 27, 2016.

(4)
The market value of RSUs and PRSUs was calculated by multiplying the market price of our common stock at December 31, 2015 of $9.35 per share by the corresponding number of RSUs or PRSUs reflected in the table above.

(5)
Represents PRSUs granted to Mr. Durchslag during 2015. The PRSUs are market condition performance equity awards that are earned and begin vesting in separate tranches upon the Company's achievement of certain predetermined stock price targets. See “Compensation Discussion and Analysis — Executive Summary — Appointment of New Chief Executive Officer” for additional information regarding the vesting of the PRSUs. As of December 31, 2015, Mr. Durchslag earned the first and second tranches of his PRSU grants, representing a total of 477,542 PRSUs that equated to $4,465,018 in total market value as of that date. The PRSUs earned as of December 31, 2015 are scheduled to vest on September 8, 2016, subject to his continued employment as of that date. No PRSUs were vested as of December 31, 2015.

(6)	There were no equity awards outstanding for Messrs. Oesterle and Brady as of December 31, 2015.

Option Exercises and Stock Vested

The following table summarizes stock option exercises by and/or vesting of stock awards held by our named executive officers during 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Scott A. Durchslag	—	—	—	—
Thomas R. Fox	—	—	—	—
J. Mark Howell	—	—	—	—
Angela R. Hicks Bowman	—	—	—	—
Darin E. Brown	—	—	—	—
Shannon M. Shaw	—	—	—	—
William S. Oesterle	79,288	119,078	—	—
Patrick D. Brady	—	—	—	—

(1)	Amounts reported represent the difference between the exercise price of the option and the closing price of our common stock on the date of exercise, multiplied by the number of options exercised.

(2)	No RSUs or PRSUs vested for any of our Named Executive Officers during 2015.

Pension Benefits

We do not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

Potential Payments on Termination and Change in Control

We have entered into agreements with several of our Named Executive Officers that may provide for benefits under the circumstances described below if the officer’s employment is terminated or we experience a change in control, including a change in the beneficial ownership of our Company by more than 50% or a sale of substantially all of our assets.

Employment Agreements and Offer Letters

Scott A. Durchslag

Pursuant to the terms and conditions of Mr. Durchslag’s employment agreement, in the event that his employment is terminated by us without “cause” or by him for “good reason” and such termination does not occur in the 18-month period following a “change in control” of the Company (as each such term is defined in the employment agreement), and subject to his execution and non-revocation of a separation and release agreement, Mr. Durchslag will be eligible to receive the following cash payments:

•
cash payments equal to 2.4 times his then-current annual base salary, payable in 24 bi-monthly installments beginning on the 60th day following his termination date (the “Payment Commencement Date”), less all applicable taxes and withholdings; and

•	a lump sum payment equal to 18 months of the cost of COBRA payments, payable on the Payment Commencement Date.

Further, pursuant to the terms and conditions of his employment agreement, in the event that his employment is terminated by us without “cause” or by him for “good reason,” and such termination occurs within the period beginning six months before and ending 18 months following a “change in control” of the Company (as each such term is defined in the employment agreement), Mr. Durchslag will be eligible to receive the following cash payments:

•	a cash payment equal to 3.0 times his then-current annual base salary, payable in one lump sum on the Payment Commencement Date, less all applicable taxes and withholdings; and

•	a lump sum payment equal to 18 months of the cost of COBRA payments, payable on the Payment Commencement Date.

Thomas R. Fox

Under the terms of his August 2013 offer letter, if Mr. Fox is terminated without cause during a time that is not within the 12-month period following a change in control, he will be entitled to a lump sum severance payment equal to 12 months of his then-current base salary and reimbursement of up to 12 months of COBRA premium payments, subject to him signing a release of claims. If, within the 12-month period following a change in control, Mr. Fox is terminated by the Company without cause or Mr. Fox terminates his employment as a result of the scope of his responsibilities or duties being reduced or diminished in any material respect, or his compensation being materially reduced, he will be entitled to receive a lump sum cash payment equal to two years of his then-current base salary and reimbursement of 18 months of COBRA premium payments.

J. Mark Howell

Under the terms of his December 2012 offer letter, if Mr. Howell is terminated without cause during a time that is not within the 12-month period following a change in control, he will be entitled to a lump sum severance payment equal to 12 months of his then-current base salary and reimbursement of up to 12 months of COBRA premium payments, subject to him signing a release of claims. If, within the 12-month period following a change in control, Mr. Howell is terminated by the Company without cause or Mr. Howell terminates his employment as a result of the scope of his responsibilities or duties being reduced or diminished in any material respect, or his compensation being materially reduced, he will be entitled to receive a lump sum cash payment equal to two years of his then-current base salary and reimbursement of 18 months of COBRA premium payments.

Darin E. Brown

Under the terms of his December 2015 offer letter, if Mr. Brown is terminated without cause during a time that is not within the 18-month period following a change in control, he will be entitled to a lump sum severance payment equal to 12 months of his then-current base salary and reimbursement of up to 18 months of COBRA premium payments, subject to him signing a release of claims. If, within the 18-month period following a change in control, Mr. Brown is terminated by the Company without cause or Mr. Brown terminates his own employment for good reason, he will be entitled to receive a lump sum cash payment equal to two years of his then-current base salary and reimbursement of 18 months of COBRA premium payments.

Shannon M. Shaw

Under the terms of her February 2016 offer letter, if Ms. Shaw is terminated without cause during a time that is not within the 3-month period prior to or within the 18-month period following a change in control, she will be entitled to receive a lump sum severance payment equal to 12 months of her then-current base salary and reimbursement of up to 18 months of COBRA premium payments, subject to her signing a release of claims. If, within the 3-month period prior to or within the 18-month period following a change of control, Ms. Shaw is terminated by the Company without cause or Ms. Shaw terminates her own employment for good reason, she will be entitled to receive a lump sum cash payment equal to two years of her then-current base salary and reimbursement of 18 months of COBRA premium payments.

Equity Acceleration

The terms of the agreements for stock options granted during 2013 and later to our Named Executive Officers (other than Mr. Durchslag, as described below) provide for accelerated vesting if their employment is terminated within 18 months, or six months before a change in control, without cause or for good reason. Stock options granted prior to 2013 to our Named Executive Officers provided for accelerated vesting upon a change in control.

The terms of the RSU award agreements (other than for Mr. Durchslag, as described below) provide that, if within 12 months following a change in control in which the RSUs are substituted, assumed or otherwise continued, the named executive officer is terminated by the Company without cause or he or she resigns as a result of the scope of his or her responsibilities or duties being reduced or diminished in any material respect, or his or her compensation being materially reduced, the vesting of the RSUs will be accelerated automatically and will become fully vested upon such termination of employment.

In the event that Mr. Durchslag’s employment is terminated by us without cause or by him for good reason and such termination occurs within 12 months of his hire date, but does not occur in the 18-month period following a change in control of the Company, and subject to his execution and non-revocation of a separation and release agreement, then 25% of the shares of our common stock subject to Mr. Durchslag’s initial time-based equity awards will vest automatically. Should such termination of employment occur on or after the 12-month anniversary of his hire date, the vesting of his initial time-based equity awards will equal the percentage in which he was vested as of the date of his termination of employment plus any vesting that would occur through the end of the fiscal quarter of the date of such termination. Further, pursuant to the terms and conditions of Mr. Durchslag's employment agreement, in the event that his employment is terminated by us without cause or by him for good reason and such termination occurs within the period beginning six months before and ending 18 months following a change in control of the Company, full vesting of his initial time-based equity awards will occur, and the vesting of his one-time PRSU award will accelerate, with the performance goals being deemed satisfied at the greater of actual performance through the date of his termination of employment and 100% of the target level of performance.

Value of Payments and Benefits

The table below provides an estimate of the value of the compensation that would have been due to each of our Named Executive Officers (other than Messrs. Oesterle and Brady, whose actual severance amounts are described below) in the events described below, assuming that the termination or change in control was effective on December 31, 2015, under the agreements described above. The actual amounts to be paid can only be determined at the time of an actual termination of employment or change in control event, as applicable.

	Involuntary Termination			Change in Control Followed by Involuntary Termination
Name	Cash ($)	Equity ($) (1)	Total ($)	Cash ($)	Equity ($) (1)	Total ($)
Scott A. Durchslag	1,200,000	1,609,665	2,809,665	3,600,000	13,136,188	16,736,188
Thomas R. Fox	337,000	—	337,000	674,000	1,032,967	1,706,967
J. Mark Howell	403,000	—	403,000	806,000	1,246,443	2,052,443
Angela R. Hicks Bowman (2)	—	—	—	—	899,642	899,642
Darin E. Brown	335,000	—	335,000	670,000	585,493	1,255,493
Shannon M. Shaw	—	—	—	—	408,654	408,654

(1)
The value associated with accelerated vesting of time-based stock options, performance-based stock options, RSUs and PRSUs, as applicable, is based on the value of such equity awards at December 31, 2015. The fair value of stock options is based on the difference between the market price of our stock at December 31, 2015 of $9.35 per share less the per share exercise prices of the applicable stock option awards. The value of RSUs and PRSUs is calculated by multiplying the market price of our stock at December 31, 2015 of $9.35 per share by the number of RSUs or PRSUs as to which vesting would accelerate upon the occurrence of the applicable event.

(2)
While Ms. Hicks Bowman held outstanding stock options at December 31, 2015 that were granted prior to 2013 and would therefore vest upon a change in control, these options were not in the money as of December 31, 2015, and the corresponding value upon a change in control is $0 as of December 31, 2015 for the purposes of this disclosure.

Mr. Oesterle resigned as our Chief Executive Officer effective June 30, 2015. At that time, pursuant to a written transition and severance agreement with us, he transitioned to a consultant role and agreed to continue his employment through September 29, 2015 to assist in the orientation of his replacement. In connection with this agreement, we paid Mr. Oesterle $30,000 in consideration for his services during the transition period, a cash severance payment in the amount of $150,000 and continuation of his Company-sponsored health insurance benefits through September 29, 2015. The cash payments were paid in one net, lump sum in July 2015.

Mr. Brady left his position as our President of Marketplace effective July 15, 2015. At that time, pursuant to a written severance and general release agreement, Mr. Brady received a lump sum cash severance payment in the amount of $403,000, which was equal to 12 months of his base salary. Additionally, as Mr. Brady elected continuation of his health insurance benefits, the Company is reimbursing him the amount of his COBRA premium payments, excluding administrative fees, for the first 12 months of his 18-month COBRA election.

Ms. Shaw's employment agreement was executed in February 2016, and as such, there was no applicable involuntary termination or change in control clause in place for her as of December 31, 2015. Should an involuntary termination occur for Ms. Shaw following the effective date of her employment agreement, she would be entitled to receive a cash payout of $295,000. In the event of a change in control followed by an involuntary termination, Ms. Shaw would be entitled to receive a cash payout of $590,000 as set forth under the terms of the aforementioned employment agreement.

Equity Compensation Plan Information

The following table summarizes information regarding our equity compensation plans as of December 31, 2015.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column of this table)
Equity compensation plans approved by security holders (3)	8,702,963	$10.26	7,745,830	(4)
Equity compensation plans not approved by security holders	—	—	—
Total	8,702,963	$10.26	7,745,830

(1)
As of December 31, 2015, outstanding equity awards consisted of time-based stock options, performance-based stock options, RSUs and PRSUs. The number of outstanding performance-based stock options and PRSUs included in the totals shown in the table above assumes that those awards will be earned at the maximum award level.

(2)	There is no exercise price with respect to the RSUs and PRSUs outstanding.

(3)	Includes the Amended and Restated Omnibus Incentive Plan and the 2015 Employee Stock Purchase Plan (the “ESPP”).

(4)
Assumes that outstanding performance-based stock options and PRSUs will be earned at the maximum award level. The amount in this column includes 5,990,330 shares remaining available for issuance under the Amended and Restated Omnibus Incentive Plan as of December 31, 2015. On the first day of each fiscal year, through 2021, the number of shares in the reserve under the Amended and Restated Omnibus Incentive Plan will increase by an amount equal to the least of (x) 5.0% of the outstanding shares of common stock on the last day of the immediately preceding fiscal year, (y) 5,090,496 shares and (z) such lesser number of shares determined by our Board. The amount in this column also includes 1,755,500 shares remaining available for purchase under the ESPP as of December 31, 2015.

Risk Assessment of Compensation Programs

Our Compensation Committee considered an assessment of compensation-related risks for all of our personnel. Based on this assessment, the Compensation Committee concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. In making this evaluation, the Compensation Committee considered the key design elements of our compensation programs. For example, the Compensation Committee retains discretion to determine final executive cash bonus awards rather than being required to pay large awards based on any one factor. The Compensation Committee also believes that the equity ownership of executive officers encourages a long-term commitment and focus on sustainable performance rather than short-term risk-taking.

COMPENSATION COMMITTEE REPORT

The material in this report does not constitute soliciting material and should not be deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Angie’s List under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Form 10-K for the fiscal year ended December 31, 2015.

This report is respectfully submitted by the members of the Compensation Committee set forth below:

Mark Britto, Chairman
Thomas R. Evans
Steven M. Kapner
Susan E. Thronson

AUDIT COMMITTEE REPORT

The material in this report does not constitute soliciting material and should not be deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Angie’s List under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the Audit Committee is to oversee our financial reporting processes on behalf of our Board. The Audit Committee’s functions are more fully described in its charter, which is available in the “Corporate Governance” section of our “Investor Relations” website at investor.angiestlist.com. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management Angie’s List’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2015.

The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by applicable Public Company Accounting Oversight Board (“PCAOB”) standards. In addition, the Audit Committee discussed with Ernst & Young LLP their independence, and received from Ernst & Young LLP the written disclosures and the letter required by the applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence.

The Audit Committee met thirteen times during the fiscal year ended December 31, 2015. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its responsibilities. The Audit Committee meetings include, whenever appropriate, executive sessions with Ernst & Young LLP and with our internal audit function, in each case without the presence of our management. The Audit Committee discussed with Ernst & Young LLP the overall scope and plans for their audits. The Audit Committee meets with Ernst & Young LLP, with and without management present, to discuss the results of their audits and reviews, their evaluations of our system of internal control over financial reporting, and the overall quality of our financial reporting.

Based on these reviews and discussions, the Audit Committee recommended to our Board of Directors that such audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC. The Audit Committee also has engaged Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 and is seeking ratification of such appointment by the stockholders.

This report is respectfully submitted by the members of the Audit Committee set forth below:

David B. Mullen, Chairman
George D. Bell
Michael S. Maurer
Susan E. Thronson

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below each transaction since January 1, 2015 and each currently proposed transaction, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, holders of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Since the beginning of our last fiscal year, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest.

Investor Rights Agreement

We are party to an amended and restated investor rights agreement which provides that certain of our investors, including entities with which certain of our directors are affiliated, are entitled to registration rights with respect to our common stock.

Indemnification Agreements

We entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements and our amended and restated certificate of incorporation require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

Policies and Procedures for Related Party Transactions

Our Board has adopted a written related party transaction policy setting forth the policies and procedures for the review and approval or ratification by the Audit Committee of related party transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, and a related party had or will have a direct or indirect material interest, as determined by the Audit Committee, including, without limitation, purchases of goods or services by or from the related party or entities in which the related party has a material interest, and indebtedness, guarantees of indebtedness or employment by us of a related party. All related party transactions described in this section were approved or ratified pursuant to the policy.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers with account holders who are Angie’s List’s stockholders may be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, you may (1) notify your broker, (2) direct your written request to: Investor Relations, Angie’s List, Inc., 1030 East Washington Street, Indianapolis, Indiana 46202 or (3) contact our Investor Relations department by telephone at (888) 619-2655. We will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered. Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

ANNUAL REPORTS

Our Annual Report on Form 10-K for the year ended December 31, 2015, which is not a part of our proxy soliciting materials, is being mailed with this Proxy Statement to stockholders.

We filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by an Angie’s List stockholder, we will mail, without charge, a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to Investor Relations, Angie’s List, Inc., 1030 East Washington Street, Indianapolis, Indiana 46202.

By Order of the Board of Directors

/S/ SHANNON M. SHAW
Shannon M. Shaw Chief Legal Officer & Corporate Secretary

April 29, 2016

EXHIBIT A

Reconciliation of Net Income (Loss) to Adjusted EBITDA
(unaudited) ($000)

	FY2015	FY2014
Net income (loss)	$10,243	$(12,074)
Income tax expense	44	51
Interest expense, net	2,971	1,203
Depreciation and amortization	6,402	5,576
Non-cash stock-based compensation expense	8,875	7,889
Loss on debt extinguishment	—	458
Litigation settlement adjustment	(2,113)	(702)
Non-cash long-lived asset impairment charge	1,578	1,778
Adjusted EBITDA	$28,000	$4,179

ANGIE'S LIST, INC.
1030 EAST WASHINGTON STREET
INDIANAPOLIS, IN 46202

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ANGI**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E11128-P80245 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ANGIE'S LIST, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) George D. Bell
02) Angela R. Hicks Bowman
03) Steven M. Kapner
04) David B. Mullen
05) Michael D. Sands

The Board of Directors recommends you vote FOR proposals 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E11129-P80245

ANGIE'S LIST, INC.
Annual Meeting of Stockholders
June 14, 2016 10:00 AM EDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Scott Durchslag and Shannon Shaw, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ANGIE'S LIST, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, EDT on June 14, 2016, at www.virtualshareholdermeeting.com/ANGI, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side